    As filed with the Securities and Exchange Commission on April 24, 2002.
                     Registration Statement No. 333-XXXXX

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            ----------------------
                                   FORM SB-2
                       REGISTRATION STATEMENT UNDER THE
                            SECURITIES ACT OF 1933
                            ----------------------
                               eDiets.com, Inc.
                (Name of Small Business Issuer in Its Charter)
                            ----------------------
          Delaware                                                56-0952883
(State or Other Jurisdiction of                                 (IRS Employer
Incorporation or Organization)                               Identification No.)
                            ----------------------
                                      8980
                          (Primary Standard Industrial
                          Classification Code Number)
                            ----------------------
                          3801 W. Hillsboro Boulevard
                        Deerfield Beach, Florida 33442
                                (954) 360-9022
                         (Address and Telephone Number
                        of Principal Executive Offices)
                            ----------------------

                   David R. Humble, Chief Executive Officer
                               eDiets.com, Inc.
                          3801 W. Hillsboro Boulevard
                        Deerfield Beach, Florida 33442
                                (954) 360-9022
           (Name, Address and Telephone Number of Agent for Service)
                            ----------------------
                         COPIES OF COMMUNICATIONS TO:

                            Leslie J. Croland, P.A.
                             Helen R. Franco, Esq.
                             Edwards & Angell, LLP
                              One North Clematis
                                   Suite 400
                        West Palm Beach, Florida 33401
                                (561) 833-7700
                            ----------------------

         Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
Title of Each                                                         Proposed         Proposed
Class of                                                              Maximum           Maximum
Securities                                       Amount               Offering         Aggregate            Amount of
to be                                             to be                 Price          Offering           Registration
Registered                                     Registered             Per Unit(1)        Price                 Fee

====================================================================================================================================
Common Stock, $.001 par value                    587,358               $ 2.13           $ 1,251,072.54    $ 115.10 (2)
====================================================================================================================================

 (1) Estimated solely for the purpose of calculating registration fees pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

 (2) Applies only to the shares of the Registrant's common stock (the "Common Stock") being registered hereunder. Registrant has previously registered on Registration Statement No. 333-62046 an aggregate of 3,892,832 shares of Common Stock and a warrant to purchase 400,000 shares of Common Stock to which the prospectus that constitutes part of this Registration Statement also relates and paid the registration fee in connection with such registration.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus that constitutes part of this Registration Statement (The "Prospectus") also relates to the resale of an aggregate of 3,892,832 shares of Common Stock and a warrant to purchase 400,000 shares of Common Stock previously registered on Registration Statement No. 333-62046. As such, this Registration Statement also serves as post-effective Amendment No. 1 to Registration Statement No. 333-62046 with respect to such shares and the warrant.

     This Registration Statement also relates to such indeterminate number of additional shares of Common Stock as may be issuable as a result of stock splits, stock dividends, recapitalizations, mergers, reorganizations, combinations or exchanges of shares or other similar events, or as a result of other adjustments to which certain of the shares registered hereunder, or covered by the Prospectus pursuant to Rule 429, are subject.

                 Subject To Completion Dated April 24, 2002

                                  PROSPECTUS

                               eDiets.com, Inc.

                       4,480,190 shares of common stock

     We are registering 4,480,190 shares of our common stock and a warrant to purchase 400,000 shares of our common stock, all of which may be sold from time to time by the selling stockholders. We will not receive any proceeds from the shares sold by the selling stockholders. You can find a list of the selling stockholders on page 41.

     Our shares of common stock are quoted on the OTC Bulletin Board under the symbol EDET
________________________________________________________________________________

     See "Risk Factors" beginning on page 7 to read about factors you should consider before buying our shares.
________________________________________________________________________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
________________________________________________________________________________

     The information in this prospectus is not complete and may be changed. We have filed a registration statement with the Securities and Exchange Commission relating to this offering. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

               The date of this prospectus is ___________, 2002.

                               TABLE OF CONTENTS

                                                                                                                 PAGE
FORWARD-LOOKING STATEMENTS.....................................................................................   5
PROSPECTUS SUMMARY.............................................................................................   6
RISK FACTORS...................................................................................................   7
USE OF PROCEEDS................................................................................................  12
MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS........................................................  12
CAPITALIZATION.................................................................................................  13
SELECTED CONSOLIDATED FINANCIAL DATA...........................................................................  14
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..........................  15
BUSINESS.........................................................................................................21
MANAGEMENT.......................................................................................................31
PRINCIPAL STOCKHOLDERS...........................................................................................37
CERTAIN TRANSACTIONS.............................................................................................40
SELLING STOCKHOLDERS.............................................................................................41
PLAN OF DISTRIBUTION.............................................................................................48
DESCRIPTION OF SECURITIES........................................................................................50
LEGAL MATTERS....................................................................................................52
EXPERTS..........................................................................................................52
WHERE YOU CAN FIND MORE INFORMATION..............................................................................52
HISTORICAL FINANCIAL STATEMENTS.................................................................................F-1

                          FORWARD-LOOKING STATEMENTS

     The information contained in this prospectus, other than historical information, may include forward-looking statements as defined in the Private Securities Reform Act of 1995. Words such as "may", "will", "expect", "intend", "anticipate", "believe", "estimate", "continue", "plan" and similar expressions in this report identify forward-looking statements. The forward-looking statements are based on current views of management with respect to future events and financial performance. Actual results may differ materially from those projected in the forward-looking statements. The forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things, those:

     .    Associated with our ability to meet our financial obligations;

     .    Associated with the relative success of marketing and advertising;

     . Associated with the continued attractiveness of our diet and fitness programs;

     . Competition, including price competition and competition with self-help weight loss and medical programs;

     . Adverse results in litigation and regulatory matters, more aggressive enforcement of existing legislation or regulations, a change in the interpretation of existing legislation or regulations, or promulgation of new or enhanced legislation or regulations; and

     .    General economic and business conditions.

     The risk factors, as well as any other cautionary language, included in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we described in our forward-looking statements. We do not undertake any obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                              PROSPECTUS SUMMARY

Our Business

         We are the leader in personalized online diet and fitness programs, with a current base of over 200,000 paying customers and a total online community of over 10 million consumers. We were named a Forbes Best of the Web Fitness and Nutrition Website by Forbes(TM) Magazine in 2000 and 2001.

         We are one of the original marketers of customized fee-based diet programs exclusively online. We have developed a proprietary software engine that enables us to create a diet program that is unique to each individual and then deliver it directly to the individual's home or office via the Internet. We believe our personalization features, low cost and centralized Internet distribution creates a unique competitive advantage in a market where the market leader, Weight Watchers(R) International, Inc., operates a decentralized network of brick and mortar storefronts.

         We are a Delaware corporation with our executive offices located at 3801 W. Hillsboro Boulevard, Deerfield Beach, Florida 33442. Our telephone number is (954) 360-9022, and our Internet address is www.ediets.com.
                                                      --------------

The Offering

..   Shares outstanding before the offering:      15,725,263 shares

..   Securities offered by selling
    stockholders:                                4,480,190 shares, including
                                                 3,211,888 shares issuable upon
                                                 exercise of options and
                                                 warrants and a warrant to
                                                 purchase 400,000 shares.

..   Shares outstanding after the offering:       18,937,151 shares

..   Use of proceeds:                             We will not receive any
                                                 proceeds from the sale of the
                                                 shares.

                                 RISK FACTORS

OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE WE HAVE A LIMITED OPERATING
HISTORY.

     We commenced our current business in early 1997, when we began to market our weight-loss programs on the Internet. As a result of our limited operating history, it is difficult to evaluate our prospects. An investor should also consider the uncertainties and difficulties frequently encountered by companies, such as ours, in their early stages of development, particularly companies doing business in the rapidly evolving Internet market.

WE DEPEND ON SEVERAL MAJOR INTERNET PORTALS TO ATTRACT USERS TO OUR WEB SITE AND OUR BUSINESS COULD SUFFER IF THERE IS A DISCONTINUANCE OF OUR ADVERTISING ON THESE PORTALS.

     A significant portion of our online traffic has come, and we believe will continue to come from, agreements with Yahoo, Microsoft, WebMD, iVillage, and others that expire at various times in the first half of 2002. The WebMD agreement has been renewed with a term that will expire in April 2004, and we expect the remaining contracts to be renewed at terms and conditions similar to those that are expiring. Our other current advertising agreements are on a short term (less than three months) basis. Our advertisers have no obligation to renew our agreements when they expire. Our agreements with these advertisers also do not prohibit them from carrying online sites or developing and providing content that competes with our site. If our advertising is discontinued for any reason on the major portals on which we currently advertise, our business could suffer.

WE DEPEND ON DAVID R. HUMBLE, OUR FOUNDER AND CHIEF EXECUTIVE OFFICER, AND OUR OTHER KEY MANAGEMENT PERSONNEL AND THE LOSS OF THEIR SERVICES COULD HARM OUR BUSINESS. AS OUR MAJORITY STOCKHOLDER, MR. HUMBLE ALSO CONTROLS OUR BUSINESS AND THIS WEAKENS THE EFFECT OF OTHER STOCKHOLDERS' VOTES.

     Our business is dependent on David R. Humble, our founder and Chief Executive Officer, and other key management personnel. Although we have an employment agreement with Mr. Humble, our business would suffer if we were to lose his services. Under the employment agreement, Mr. Humble receives a base salary of $250,000 per year and a bonus to be determined by our compensation committee based on our net income before taxes for that year. The employment agreement contains a non-compete provision for the term of employment and two years thereafter, as well as a non-disclosure provision. We have "key-person" life insurance in the amount of $2 million covering Mr. Humble.

     The success of our business will also depend on our ability to hire and retain additional qualified key executive management personnel particularly in the marketing, administrative and financial areas. Competition for qualified personnel in the Internet industry is intense. If we are unable to attract and retain additional qualified personnel, our business could suffer.

         Mr. Humble owns 50% of our outstanding voting common stock. Therefore, he is able to determine the outcome of all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. Among other things, concentration of control in one stockholder may discourage potential investors from providing additional financing if we need it.

WE CAN'T BE CERTAIN THAT ADDITIONAL FINANCING WILL BE AVAILABLE TO US ON ACCEPTABLE TERMS IF WE NEED IT.

         We believe that cash on hand and cash flows from operations will be sufficient to meet our anticipated capital needs through at least the next 12 months. However, due to unforeseen circumstances, unanticipated changes in our plans or other factors beyond our control, we may require additional financing. Our business could suffer if financing is not available if and when we may require it or if it is only available on unfavorable terms.

BECAUSE OF OUR LIMITED OPERATING HISTORY, WE MAY FAIL TO MANAGE OUR EXPANSION AND EXPECTED GROWTH EFFECTIVELY, WHICH COULD STRAIN OUR RESOURCES AND COULD IMPAIR THE EXPANSION OF OUR BUSINESS.

         Although we have continued to expand our member base, a failure to manage our growth effectively could adversely affect our ability to attract and retain our members and advertising partners. We have increased the scope of our operations and have increased the number of our employees substantially. We have expanded our technology, sales, administrative and marketing organizations. These factors have placed and will continue to place a significant strain on our management systems and resources. We will need to continue to improve our operational, financial and managerial controls and reporting systems and procedures to expand, train and manage our workforce in order to manage our expected growth.

WE DEPEND HEAVILY ON OUR NETWORK INFRASTRUCTURE AND ITS FAILURE COULD RESULT IN UNANTICIPATED EXPENSES AND PREVENT OUR MEMBERS FROM EFFECTIVELY UTILIZING OUR SERVICES, WHICH COULD NEGATIVELY IMPACT OUR ABILITY TO ATTRACT AND RETAIN MEMBERS AND ADVERTISERS.

         Our ability to successfully create and deliver our content depends in large part on the capacity, reliability and security of our networking hardware, software and telecommunications infrastructure. Failures of our network infrastructure could result in unanticipated expenses to address such failures and could prevent our members from effectively utilizing our services, which could prevent us from retaining and attracting members and advertisers. The hardware infrastructure on which our system operates is located in Sterling, Virginia. We do not currently have fully redundant systems or a formal disaster recovery plan. Our system is susceptible to natural and man-made disasters, including earthquakes, fires, floods, power loss and vandalism. Further, telecommunications failures, computer viruses, electronic break-ins or other similar disruptive problems could adversely affect the operation of our systems. Our insurance policies may not adequately compensate us for any losses that may occur due to any damages or interruptions in our systems. Accordingly, we could incur capital expenditures in the event of unanticipated damage.

         In addition, our members depend on Internet service providers, or ISPs, for access to our website. Due to the rapid growth of the Internet, ISPs and websites have experienced significant system failures and could experience outages, delays and other difficulties due to system failures unrelated to our systems. These problems could harm our business by preventing our members from effectively utilizing our services.

WE FACE SIGNIFICANT COMPETITION.

         We currently compete with several non-Internet weight-loss companies. Our major offline competitor is Weight Watchers(R) International, Inc. We also compete with a number of Internet sites that provide free diet and nutrition information. Currently, we know of several other online competitors aggressively marketing an online program with similarities to our program.

         Due to the success of our program and the development of other competitive online weight-loss programs, industry leaders have begun to mount a meaningful form of Internet response. Increased competition could result in reductions in the prices we receive for our programs, lower margins, loss of customers and reduced visitor traffic to our website.

         Several of our existing competitors and potential competitors have longer operating histories, greater name recognition and significantly greater financial, technical and marketing resources and may be able to devote greater resources than we can for the development and promotion of their services and products. These competitors may also engage in more extensive marketing and advertising efforts, adopt more aggressive pricing policies and make more attractive offers to advertisers and alliance partners. Accordingly, we may not be able to compete successfully.

WE PLAN TO INCREASE OUR INTERNATIONAL SALES ACTIVITIES SIGNIFICANTLY, WHICH WILL SUBJECT US TO ADDITIONAL BUSINESS RISKS.

         An element of our growth strategy is to introduce our online marketing services in international markets. Our participation in international markets will be subject to certain risks, such as:

    .    Relative low levels of Internet usage in foreign countries;
    .    Difficulties in staffing and managing foreign operations;

     .   Fluctuations in foreign currency exchange rates;
     .   Compliance with foreign regulatory and market requirements;
     .   Variability of foreign economic and political conditions;
     . Changing restrictions imposed by regulatory requirements, tariffs or other trade barriers;
     .   Costs of localizing products and marketing such products in foreign countries;
     . Potentially adverse tax consequences, including restrictions on repatriation of earnings;
     .   Difficulties in protecting intellectual property; and
     .   Burdens of complying with a wide variety of foreign laws.

         To the extent our potential international members are subject to currency devaluations, general economic crises or other negative economic events, the ability of our members to utilize our services could be diminished.


THE UNAUTHORIZED ACCESS OF CONFIDENTIAL MEMBER INFORMATION THAT WE TRANSMIT OVER PUBLIC NETWORKS COULD ADVERSELY AFFECT OUR ABILITY TO ATTRACT AND RETAIN MEMBERS.

         Our members transmit confidential information to us over public networks, and the unauthorized access of such information by third parties could harm our reputation and significantly hinder our efforts to attract and retain members. We rely on a variety of security techniques and authentication technology licensed from third parties to provide the security and authentication technology to effect secure transmission of confidential information, including customer credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography or other developments may result in a compromise or breach of the technology we use to protect customer transaction data and adversely affect our ability to attract and retain customers.


PROBLEMS WITH THE PERFORMANCE AND RELIABILITY OF THE INTERNET INFRASTRUCTURE COULD ADVERSELY AFFECT THE QUALITY AND RELIABILITY OF THE SERVICES WE OFFER OUR MEMBERS AND ADVERTISERS.

         We depend significantly on the Internet infrastructure to deliver attractive, reliable and timely e-mail messages to our members. If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth, and its performance and reliability may decline, which could adversely affect our ability to sustain revenue growth. Among other things, continued development of the Internet infrastructure will require a reliable network backbone with necessary speed, data capacity and security. Currently, there are regular failures of the Internet network infrastructure, including outages and delays, and the frequency of these failures may increase in the future. These failures may reduce the benefits of our services to our members and undermine our advertising partners' and our members' confidence in the Internet as a viable commercial medium. In addition, the Internet could lose its viability as a commercial medium due to delays in the development or adoption of new technology required to accommodate increased levels of Internet activity or due to government regulation. These factors could adversely affect our business by adversely affecting the quality and reliability of the services we offer our customers.


WE MAY HAVE TO LITIGATE TO PROTECT OUR INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS OR TO DEFEND CLAIMS OF THIRD PARTIES, AND SUCH LITIGATION MAY SUBJECT US TO SIGNIFICANT LIABILITY AND BE TIME CONSUMING AND EXPENSIVE.

         There is a substantial risk of litigation regarding intellectual property rights in Internet-related businesses and legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related businesses are uncertain and still evolving. We may have to litigate in the future to enforce our intellectual property rights, protect our trade secrets or defend ourselves against claims of violating the proprietary rights of third parties. This litigation may subject us to significant liability for damages, result in invalidation of our proprietary rights, be time-consuming and expensive to defend, even if not meritorious, and result in the diversion of management time and attention. Any of these factors could adversely affect our business operations and financial results and condition.


GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES OF DOING BUSINESS ON THE INTERNET COULD SIGNIFICANTLY INCREASE OUR COSTS AND EXPENSES.

         Laws and regulations that apply to Internet communications, commerce and advertising are becoming more prevalent and these laws and regulations could significantly increase the costs we incur in using the Internet to conduct our business. Recently, the United States Congress enacted Internet legislation regarding children's privacy, copyright and taxation. The European Union recently adopted a directive addressing data privacy that may result in limits on the collection and use of member information. A number of other laws and regulations may be adopted that regulate the use of the Internet, including user privacy, pricing, acceptable content, taxation, use of the telecommunications infrastructure and quality of products and services. The laws governing the Internet remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws, including those governing intellectual property, privacy, libel and taxation apply to the Internet and Internet advertising. In addition, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet. As a result of these uncertainties, we may incur unanticipated, significant costs and expenses that could harm our financial results and condition.

                                USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders.


            MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

         Our common stock is traded over-the-counter and quoted on the OTC Electronic Bulletin Board under the symbol "EDET." Public trading of the common stock commenced on June 27, 2000. Prior to that time, there was no public market for our common stock. The following table sets forth the high and the low bid quotations for the common stock as reported on the OTC Electronic Bulletin Board for the periods indicated. Such information reflects inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

                                                        LOW BID      HIGH BID
YEAR ENDED DECEMBER 31, 2001
         Fourth quarter                                 $  0.90      $  2.10
         Third quarter                                  $  0.85      $  1.55
         Second quarter                                 $  1.02      $  1.81
         First quarter                                  $  0.72      $  1.81

YEAR ENDED DECEMBER 31, 2000:
         Fourth quarter                                 $  0.69      $  2.00
         Third quarter                                  $  1.25      $  4.00
         Second quarter (from June 27, 2000)            $  2.00      $  4.00

         As of April 10, 2002, there were approximately 224 holders of record of our common stock.

         We have never declared or paid cash dividends. We currently intend to retain any earnings for use in our business and do not anticipate paying any cash dividends on our capital stock in the foreseeable future.

                                CAPITALIZATION

         The following table shows our capitalization as of December 31, 2001, in thousands, except share data.

Long-term debt (excluding capital lease obligations)                                   $   2,025

Stockholders' equity:
       Preferred stock, $.01 par value
              1,000,000 shares authorized, no shares issued
              and outstanding                                                                 -0-
       Common stock $.001 par value
              50,000,000 shares authorized; 15,503,285 shares
              issued and outstanding                                                          16

       Additional paid-in capital                                                          9,644

       Unearned compensation (1)                                                              (2)

       Accumulated deficit                                                                (6,045)
                                                                                       ---------
              Total stockholders' equity                                               $   3,613
                                                                                       ---------
                    Total capitalization                                               $   5,638
                                                                                       =========

(1) Represents deferred compensation expenses in connection with unvested stock options we granted at an exercise price lower than the fair market value at the date of grant.

                     SELECTED CONSOLIDATED FINANCIAL DATA

         The following table summarizes certain selected consolidated financial data of the company as of, and for each of the years in the three-year period ended, December 31, 2001. We derived the selected consolidated financial data from our audited consolidated financial statements.

You should read the selected consolidated financial data in conjunction with our consolidated financial statements and notes thereto for the two-year period ended December 31, 2001 and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                          YEAR ENDED DECEMBER 31,
                                                             -------------------------------------------------
                                                                 2001               2000             1999
                                                             --------------    ---------------  --------------
                                                                   (in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenue                                                      $      24,371     $       11,434   $       2,385

Costs and Expenses:
   Cost of revenue                                                   2,328                951             500
   Product development                                                 743                238              92
   Sales and marketing                                              16,630             12,747           1,145
   General and administrative                                        3,227              2,795           1,023
   Depreciation and amortization                                       663                314             120
                                                             -------------     --------------   -------------
Total costs and expenses                                            23,591             17,045           2,880
                                                             -------------     --------------   -------------
Income (loss) from operations                                          780             (5,611)           (495)
Other (expense) income, net                                            (11)               161              33
Income tax benefit                                                      25                  -               -
                                                             -------------     --------------   -------------
Net income (loss)                                            $         794     $       (5,450)  $        (462)
                                                             =============     ==============   =============
Per Share Data:
Earnings (loss) per common share
   Basic                                                     $        0.06     $        (0.41)  $       (0.06)
                                                             =============     ==============   =============
   Diluted                                                   $        0.05     $        (0.41)  $       (0.06)
                                                             =============     ==============   =============
Weighted average common and common equivalent shares
  outstanding
   Basic                                                            13,961             13,215           8,345
                                                             =============     ==============   =============
   Diluted                                                          15,110             13,215           8,345
                                                             =============     ==============   =============

Consolidated Statement of Cash Flows Data:
Net cash provided by (used in):
   Operating activities                                      $       2,111     $       (4,482)  $         297
   Investing activities                                             (1,227)              (510)           (310)
   Financing activities                                               (129)              (204)          6,252

                                                                                DECEMBER 31,
                                                             --------------------------------------------------
                                                                   2001              2000             1999
                                                             ----------------   --------------   --------------
                                                                                (in thousands)
Consolidated Balance Sheet Data:
Total assets                                                 $       11,214     $      3,717     $       7,337
Long-term debt (excluding capital lease obligations)                  2,025                -                 -
Shareholders' equity                                                  3,613              306             5,812

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

Critical Accounting Policies

          We have identified the policies outlined below as critical to our business operations and an understanding of our results of operations. The listing is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management's judgment in their application. The impact and any associated risks related to these policies on our business operations is discussed throughout Management's Discussion and Analysis of Financial Condition and Results of Operations where such policies affect our reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see the Notes to the Consolidated Financial Statements. Note that our preparation of the financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

          Revenue Recognition.

          Revenues from subscribers represent the majority of our business and are paid in advance mainly via credit cards. We recognize the upfront registration fee of the subscription over the expected term of service, currently seven months. This estimate is based on the historical average retention of subscribers over the last two years. The monthly subscription fees, which currently range from $10-$15 per month, are recognized on a straight-line basis.

          Goodwill and Intangible Assets.

          We recorded goodwill and intangible assets in the fourth quarter of 2001 with the acquisition of DietSmart, Inc. (DietSmart). With the assistance of an independent valuation expert we determined the fair market values of the intangible assets that consist of mailing lists, developed technology and trademarks and trade names.

          The value of the mailing lists was determined by calculating its cash flow generating capacity over the expected two-year economic life of the lists. The resulting cash flows were then tax effected and discounted to value using a discount rate of 29%.

          The value of the developed technology, which has an estimated life of three years, was determined by calculating the cost to develop an asset with similar functionality.

          The value of trademarks and trade names, which have an estimated life of three years, is based on management's intention to use the DietSmart website as a platform to potentially test new marketing and services, while at the same time using the DietSmart website to direct traffic to the eDiets website.

          We adopted SFAS No. 142 as of January 1, 2002. We performed the transitional impairment test required under SFAS No. 142 and have determined that no impairment exists. As of December 31, 2001, we had goodwill of $5.2 million.

          Accounting for Equity Investment.

          In November 2000, we acquired a 60% interest in a joint venture (eDiets Europe Limited) with Unislim Ireland primarily for the license of our international technology rights. We use the equity method of accounting for this investment, as opposed to consolidating the results, since we do not control the operation due to the substantive participating rights of the minority investor, including approval of significant operating decisions and approval of the annual operating budget. Since we have not invested any cash nor have we made any commitments to fund the entity, we have not recorded any earnings or losses of eDiets Europe Limited to date. In the future, if we fund the entity, or commit to fund, we will then be required to record our current share of the joint venture's cumulative losses, up to the amount of funds invested or committed. It is uncertain at this time if we will ever fund or commit to fund eDiets Europe Limited. As of December 31, 2001 the cumulative losses for eDiets Europe Limited since its inception were approximately $300,000.

          Accounting for Income Taxes.

          As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves us estimating our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheet. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and to the extent we believe that recovery is not likely, we must establish a valuation allowance. To the extent we establish a valuation allowance or increase this allowance in a period, we must include an expense within the tax provision in the consolidated statement of operations.

          Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. We have recorded a valuation allowance of $3.7 million as of December 31, 2001, due to uncertainties related to our ability to utilize some of our deferred tax assets, primarily consisting of certain net operating losses carried forward before they expire. The valuation allowance is based on our estimates of taxable income and the period over which our deferred tax assets will be recoverable. In the event that actual results differ from these estimates, or we adjust these estimates in future periods, we may need to establish an additional valuation allowance that could materially impact our financial position and results of operations.

Results of Operations

          The following table shows our results of operations expressed as a percentage of total revenues:

                                                          YEAR ENDED DECEMBER 31,
                                                       ----------------------------
                                                           2001              2000
                                                       -----------        ---------
Revenue                                                    100%              100%

Cost of revenue                                             10                 8
Product development                                          3                 2
Sales and marketing                                         68               111
General and administrative                                  13                24
Depreciation and amortization                                3                 3
Other income, net                                            *                 1
Income tax benefit                                           *                 -
Net income (loss)                                            3%              (48)%

* Less than 1%

Comparison of Years Ended December 31, 2001 and December 31, 2000

          Our revenue for the year ended December 31, 2001 was $24,371,000 as compared to $11,434,000 for the year ended December 31, 2000. The 113% increase in revenue was mainly due to the increase in the number of subscribers to our diet and fitness programs. Unique members for the year ended December 31, 2001 were approximately 506,000 compared to 282,000 in the prior year. Paying members as of December 31, 2001 were approximately 200,000 compared to 151,000 as of December 31, 2000. The principal reason for the increase in the number of our members was the expansion of our online advertising efforts and the continued success of our internal marketing efforts via newsletters. Approximately 8% of our revenues in 2001 came from additional sources of revenue, such as opt-in email revenue, advertising revenue, affiliate or commission revenue and e-commerce revenue.

          As of December 31, 2001, we had deferred revenue of $2,193,000 relating to payments for which services/products had not yet been provided/shipped.

          Cost of revenue consists primarily of Internet access and service charges, credit card fees, revenue sharing costs, consulting costs for professionals that provide online meetings, advertising servicing fees and salary payments to our nutritional staff. Cost of revenue increased to $2,328,000 or 10% of revenues for the year ended December 31, 2001 from $951,000 or 8% of revenues for the year ended December 31, 2000. We attribute the dollar increase primarily to increased Internet access and service charges, credit card fees, and revenue sharing costs incurred in connection with the expansion of our operations, increased compensation payments to our nutritional staff, and product and shipping costs related to the sale of companion program motivational tapes and compact disks.

         Product development costs consist primarily of salary payments to our development staff and related expenditures for technology and software development. These expenses increased to $743,000 or 3% of revenues for the year ended December 31, 2001 from $238,000 or 2% of revenues for the year ended December 31, 2000. The dollar increase for the year ended December 31, 2001 as compared to the prior year was primarily due to additional personnel costs related to creating and testing new design concepts and tools to be used throughout our website.

          Sales and marketing expenses consist primarily of Internet advertising expenses that we generally incur prior to the recognition of revenues from sales generated from those efforts. These expenses increased to $16,630,000 or 68% of revenues for the year ended December 31, 2001 from $12,747,000 or 111% of revenues for the year ended December 31, 2000. The dollar increase in sales and marketing expenses was primarily due to our more extensive advertising placements with major Internet portals, including several of the America Online websites, iVillage, Microsoft, Yahoo and eUniverse offset by the minimal use of offline advertising in the current year. Included in sales and marketing expenses for the fiscal year 2000 is a $3.0 million expense related to an offline advertising campaign that began in the second quarter of 2000. This campaign, which was our first offline advertising campaign, consisted of radio commercials and print advertisements in magazines targeted to potential members. New members from the campaign were less than expected and as a result we terminated the agreement with our advertising agency in June 2000 and halted any future offline advertising spending not already committed.

          General and administrative expenses consist primarily of salaries, overhead and related costs for general corporate functions, including professional fees. General and administrative expenses increased to $3,227,000 or 13% of revenues for the year ended December 31, 2001 from $2,795,000 or 24% of revenues for the year ended December 31, 2000. The dollar increase was primarily due to the result of increases in salaries for additional personnel, general overhead and professional fees.

          Depreciation and amortization expenses increased to $663,000 or 3% of revenues for the year ended December 31, 2001 from $314,000 or 3% of revenues for the year ended December 31, 2000. The dollar increase was primarily attributable to the larger asset base subject to depreciation and amortization and amortization of intangible assets.

          Other (expense) income, net, which consists of interest income and interest expense, decreased by $172,000 to ($11,000) for the year ended December 31, 2001 from the prior year. The decrease was primarily due to a lower average invested cash balance for the current year as compared to the prior year as well as additional interest expense related to new capital leases in the current year.

          Income tax benefit for the year ended December 31, 2001 relates to the tax benefit from the amortization of intangible assets resulting from the DietSmart acquisition net of alternative minimum tax payments made during the year, as we expect to be able to offset substantially all taxable income for the current year with available net operating loss carryforward from prior years.

          As a result of the factors discussed above, we recorded net income of $794,000 for the year ended December 31, 2001 compared to a net loss of $5,450,000 for the year ended December 31, 2000.

Liquidity and Capital Resources

          As of December 31, 2001, we had unrestricted cash and cash equivalents of $1,842,000. For the year ended December 31, 2001, net cash provided by operating activities was $2,111,000, and was primarily due to net income during the period and an increase in deferred revenue and a decrease in accounts receivable. Net cash used in investing activities was $1,227,000 and related to our purchases of property and equipment and the cash we paid related to the acquisition of DietSmart. Net cash used in financing activities was $129,000 for the year and was primarily related to the repayment of capital lease obligations.

          The following table summarizes future cash outflow related to our contractual obligations at December 31, 2001 (in thousands):

                                             Total         Less than 1 year      1-3 years       After 3 years
                                            -------       -----------------     -----------     ---------------
Contractual obligations:
   Long term debt (1)                       $2,025             $ 1,521           $    504          $     -
   Capital lease obligations                   293                 160                127                6
   Operating leases                            898                 272                505              121
   Online Advertising                          308                 308                  -                -
                                            ------             -------           --------           ------
Total contractual cash obligations          $3,524             $ 2,261           $  1,136           $  127
                                            ======             =======           ========           ======

(1) Long term debt represents amounts owed in connection with the DietSmart acquisition. In accordance with the merger agreement, payments may be accelerated under the following situations:

     a) If we have cash and cash equivalents in excess of a certain amount at October 31, 2002, we will be required to make the final installment within ten (10) days of the availability of the monthly financial statements.

     b) If there is a change in control whereby beneficial owners (excluding the current beneficial owners) have an interest of at least 51% of our common shares outstanding, all of the scheduled payments, including interest, are payable within thirty (30) days of the change in control.

     c) If we raise equity in excess of $1,000,000, then 20% of those proceeds will be used as a prepayment towards future scheduled payments.

         We currently have online advertising commitments with major Internet portals totaling approximately $308,000 through 2002. We had a significant decrease in online advertising commitments in the current year as a result of the restructuring of our contract with America Online in the third quarter of 2001. The restructuring, which was initiated by us, reduced the contract term from January 2003 to March 31, 2002.

         We have an irrevocable standby letter of credit from a bank in the amount of $200,000 that expires in January 2003. The letter of credit is collateralized by certain cash equivalents and is being used to guarantee our obligations under our capital leases for computer servers. As of December 31, 2001 we had approximately $141,000 in leased equipment against the letter of credit.

         We are committed to loan the two founders of DietSmart funds to satisfy their tax obligations if the acquisition of DietSmart is determined not to be a tax-free reorganization by the Internal Revenue Service. Such commitment is outstanding as long as we have not yet fully paid the scheduled debt payments to the DietSmart shareholders. If we granted loans, they would be interest bearing and secured by an equal value of eDiets shares and due no later than three years after the loans were made.

         Management believes that cash on hand and cash flows from operations will be sufficient to fund its working capital and capital expenditures for at least the next twelve months. To the extent we require additional funds to support our operations or the expansion of our business, we may seek to undertake additional equity financing. There can be no assurance that additional financing, if required, will be available to us in amounts or on terms acceptable to us or at all.

                                   BUSINESS

General

     We are the leader in personalized online diet and fitness programs, with a current base of over 200,000 paying customers and a total online community of over 10 million consumers. We were named a Forbes Best of the Web Fitness and Nutrition Website by Forbes(TM) Magazine in 2000 and 2001.

     We are one of the original marketers of customized fee-based diet programs exclusively online. We have developed a proprietary software engine that enables us to create a diet program, which we call our eDiets program, that is unique to each consumer. We deliver our diet program directly to the consumer's home or office via the Internet. We believe our personalization features, low cost and centralized Internet distribution creates a unique competitive advantage in a market where the market leader, Weight Watchers(R) International, Inc. operates a decentralized network of brick and mortar storefronts.

     We were originally formed in 1992 to acquire a predecessor company that was formed in 1970. Our original business was the design, manufacture and marketing of top-weight fabrics for use in the production of sportswear, swimwear and activewear. In 1995, we sold substantially all of our operating assets.

     In November 1999, we acquired eDiets.com, Inc., a Delaware corporation, through the merger of a newly created subsidiary into eDiets.com, Inc. Upon the merger, eDiets.com, Inc. became our wholly owned subsidiary and we changed our name to eDiets.com, Inc. We changed our subsidiary's name to eDiets, Inc.

Evolution of our Current Business

     In March of 1996, eDiets was incorporated. In 1997, we:

  .  Completed development of our proprietary software;
  .  Conducted a proof-of-concept test;
  .  Established price points;
  . Created an Internet direct marketing campaign; and . Began to generate revenue.

     In January 1998, we became the first company to market a customized fee-based diet program exclusively on the Internet. We tested new site formats, marketing messages and pricing options designed to increase the number of site visitors and improve the ratio of subscribers to site visitors. During this period, we also increased our Internet server and communications network capacity to support a higher level of operations.

     In mid-1998, we created eDiets News, our online diet, fitness and nutrition newsletter. During the second half of 1998, we began placing advertisements with several major Internet portals, including several of the America Online web sites, Yahoo and iVillage, to determine the most productive media buys.

     In February 1999, we completed development of proprietary software to measure consumer response in real time to marketing, pricing and other elements of a direct marketing campaign. This software uses certain elements of an in-store marketing system. David R. Humble, our founder and Chief Executive Officer, has filed a patent application covering this system and licensed the rights to the invention covered by the patent application to us for use in the scope of our current business. Our system has allowed us to significantly improve the yield on advertising expenditures.

     In November and December 1999, we completed a private placement financing raising approximately $6.3 million of net proceeds. Primarily utilizing proceeds from the financing, we significantly increased our advertising placements with several major Internet portals in 2000. With the significant growth in our paying members and our total online community, we have become the leading subscription-based online diet and fitness center.

     In November 2000, we entered into a joint venture with Unislim Ireland, Limited, the leading weight loss center business in Ireland, to market our online weight loss programs in Europe, Australia and New Zealand. Under the terms of our joint venture agreement, we received a 60% interest in the joint venture primarily in return for the license of our international technology rights to the joint venture. The initial international launch occurred in the United Kingdom in April 2001.

     In January 2001, we launched a personalized exercise and fitness program to supplement our basic diet program. Our fitness module contains personalized workout schedules, complete with animated exercise instruction.

     In October 2001, we completed the acquisition of DietSmart, a privately held Delaware corporation. DietSmart is an online weight-loss service that provides its customers with custom tailored diet programs for a fee. As a result of the acquisition, DietSmart became our wholly owned subsidiary.

The eDiets Program

     eDiets.com, Inc. offers online diet and fitness services through www.ediets.com and online diet services through www.dietsmart.com and
--------------                          -------------------------
www.edietsuk.co.uk. www.ediets.com is one of the leading health-oriented
------------------- --------------
websites based in the United States. During 2001, 71.8 million individuals visited www.ediets.com and 382,000 consumers from over 33 countries purchased subscriptions to our programs. Women currently represent approximately 85% of our customers. As part of their subscriptions, our members have access to a variety of components that include:

   . Customized meal plans and workout schedules and related tools such as shopping lists, journals and weight tracking
   . Self-guided education including a ten-week tutorial on a healthy lifestyle entitled "eDiets U" and animated exercise instruction
   . Interactive online support and education including chat rooms, member-sponsored small support groups, message boards and regularly scheduled, professionally moderated online meetings on specific topics.
   . 24/7/365 telephone support from a staff of over forty customer service representatives including among others, psychologists, registered dieticians and certified fitness trainers.

     The current subscription term for the eDiets program is nine weeks, and the cost of the subscription ranges from $45-$55. After the nine weeks, members may continue their subscription on a monthly basis cost of $10-$15 per month. Members have unlimited access to services during this period. We also offer a one-year subscription program at the cost of $99 paid at the time of the subscription. We continually evaluate the cost of our program and expect price changes in the future.

     In 2001, we began to offer fitness services as an upgrade to our existing package of diet services. Approximately 40% of new members during fiscal 2001 purchased the upgraded diet and fitness package. During the second quarter of fiscal 2002, we expect to offer fitness services as a separate membership while continuing also to offer it as an upgrade to the basic diet package.

     Our revenues in 2001 were $24,371,000. Approximately 92% of our revenues came from the sale of our diet and fitness programs. The remaining revenue came from our sale of email addresses of visitors to our website who have authorized us to allow third party solicitations, from commissions from the sale of products from third-party vendors, from advertising on our website and from e-commerce sales.

     We attribute our success relative to other online and offline diet and fitness programs, to the effectiveness of our marketing activities and to the convenience, availability, privacy, value, customization and support of our services.

     Marketing. We advertise primarily by placing banners containing hyperlinks to our websites on major Internet portals and on health-oriented websites that target female audiences. Approximately 90% of visitors to our websites during 2001 reached the sites by "clicking through" on hyperlinks embedded in our online advertisements. We spend the majority of our online advertising dollars with America Online and its affiliated properties, Yahoo!, Microsoft, iVillage and WebMD. These agreements expire during the first half of 2002. The WebMD agreement has been renewed with a term that will expire in April 2004.

     During the first quarter of 2002, our flagship website, www.eDiets.com, had
                                                             --------------
over 19.4 million unique visitors. Visitors to the site are encouraged to complete a personal profile and to register for our free e-mail newsletter, eDiets Diet & Fitness News, which currently has over ten million opt-in subscribers. The newsletter is delivered four times per week. We estimate that we derive approximately one-half of our members from the subscriber base of the newsletter. During 2002, we plan to augment our online advertising with offline advertising including cable television advertising. We are also evaluating a point of purchase campaign in certain retail locations.

     Compelling features: convenience, availability, privacy, value, customization and support. We view the Internet as an appealing platform for diet and fitness services for several reasons. Unlike traditional meeting-based programs, Internet-based programs require no travel, can be delivered continuously and are private. Also, because its real estate expenses are relatively small, the fixed overhead for an Internet-based service is significantly less than traditional offline programs, which allows companies such as eDiets the flexibility to price their services competitively yet profitably. In addition to the benefits that we offer as a result of being on the Internet, we provide a customized experience through individualized "My eDiets" pages and diet and fitness plans.

     We believe that our online and telephone support and education is a particularly important factor in retaining our members and in distinguishing ourselves from other online programs in particular. We sell a basic nine- to thirteen-week starter membership that is comparable to the program offered by the leading offline diet programs. However, approximately two-thirds of our members elect to continue with a month-to-month program for an average of a seven-month membership period. Online and telephone support and education, described above, is available twenty-four hours a day, seven days a week, 365 days a year.

Industry Overview

     Addressable population, U.S. We currently provide diet and fitness services delivered directly via the Internet primarily to consumers based in the United States. Today we derive the majority of our revenue from diet services. The need for diet and fitness services derives from the increasing incidence of overweight and obesity in developed and developing countries around the world. The United States Centers for Disease Control and Prevention reports that from 1980 to 1999 the percentage of U.S. adults aged 20 through 74 years who were overweight (body mass index of 25 to 30) increased from 33% to 35%, while the percentage who were obese (body mass index greater than or equal to 30) nearly doubled, from 15% to 27%. Thus, over 60% of the U.S. adult population, or 127.5 million individuals, are currently candidates for diet and fitness services and the number of candidates has grown at a rate of 3 to 4% per year over the last twenty years.

     The Nielsen/NetRatings Audience Measurement Service estimates that in January 2002, 164.1 million individuals in the United States had home access to the Internet and of those 104.8 million went online. Assuming that the percentage of Internet users going online in any given month that are adults (age 18 or over) correlates with that of the U.S. population as a whole, then we have assumed that Internet users are overweight and obese or overweight in the same proportions as the U.S. adult population. It follows that the number of adult Internet users who are active in any given month would be 77.9 million and the number of overweight or obese adult Internet users (60% of the U.S. adult population), our U.S. addressable market for diet services, would be 47.5 million.

     U.S. market for diet products and services. Marketdata Enterprises, Inc., a market research firm, estimates that annual expenditures in the United States for diet products and services including commercial weight loss centers, medically supervised diets, low calorie entrees, meal replacements and appetite suppressants and diet books, cassettes and videos totaled $7.8 billion for 2001, up from $5.8 billion in 1998, an annualized increase of 10.4%. We consider our addressable market to be a combination of the commercial weight loss center and the diet book, cassette and video market. Revenues for commercial weight loss centers headquartered in the U.S., one-third to one-half of which is derived from the sale of food and products, reached an estimated $1.3 billion in 2001 up from $1.1 billion in 1998, an annualized compound growth rate of 4.8%. The majority of the growth in revenues for these centers during the period came from service revenues. The market for diet books, cassettes and videos increased from $900 million to $1.3 billion for the three-years ended December 31, 2001, an annualized compound increase of 13.0%. Over the three-year period ended December 31, 2001, the combined market for commercial weight loss centers and diet books, cassettes and videos grew at an annualized rate of 9.1%, to $2.6 billion.

     U.S. market for fitness services and products. Spending by U.S. consumers on fitness services and products has increased rapidly since the mid-1990s. The International Health, Racquet and Sportsclub Association reports that as of December 2000, 32.8 million individuals in the U.S. belonged to health clubs, generating annual revenues in 2000 of $11.6 billion compared to $7.8 billion in 1996, an annualized compound growth rate of 8.4%. Over the five years ended December 31, 2000, health club membership in the U.S. grew at an annualized compound rate of 6.4% to 32.8 million, 28.5 million of whom were over the age of
18. Based upon statistics from the Sporting Goods Manufacturers Association, we estimate that sales of fitness equipment directly to U.S. consumers totaled $6.5 billion in 2001 compared to $3.5 billion in 1995, an annualized compound growth rate of 10.9%. We believe that our fitness programs both increase demand for health club memberships and sporting goods and enhances our members' fitness experience.

     We believe that growth in diet and fitness services around the world is being enhanced by governmental initiatives and that there is the potential for governments to use fiscal incentives to promote health through diet and fitness in the future. During 2000, the United States Department of Health & Human Services launched a sweeping program, Healthy People 2010, designed to improve the health of the U.S. population. As part of this initiative, ten leading health indicators were established based upon, among other things, their importance as public health issues. The top two of these indicators are physical activity and the prevalence of overweight and obesity.

Competition

     We compete with online and offline diet and fitness programs for customers and compete with other health-oriented, female-oriented and male-oriented advertisers for online advertising space that is a critical part of our marketing campaign.

     We estimate that our revenues from diet and fitness services of $22.5 million for fiscal 2001 were among the largest of any commercial online weight loss program in North America, and that we are the leader in personalized online diet and fitness programs as measured by revenue, paying members, unique visitors and the number of individuals in our marketing database. Our aggregate weekly attendance, which is the number of weeks of subscriptions used by our customers, who come primarily from North America, was 10.0 million for fiscal 2001. This level of attendance represents 43% of the attendance reported by the our primary competitor, Weight Watchers(R) International, Inc. for its North American company-owned operations for the same period, as compared to 29% for fiscal 2000. Weight Watchers(R) International, Inc. reported service revenue of $262.5 million and product revenue of $99.6 million for its North American company-owned operations for fiscal 2001.

     Based upon estimates from Marketdata Enterprises and The Goldman Sachs Group, Inc., we believe that, other than Weight Watchers(R) International, Inc., Jenny Craig International and Health Management Group are the only U.S.-based weight-loss and diet oriented companies with a counseling or meeting element that have greater revenues than we do. Health Management Group is the owner of Diet Center(R) Worldwide, Inc., Physicians WEIGHT LOSS Centers(R) of America, Inc. and Form YOU 3 International, Inc.(R). We estimate that for the fiscal year ended June 30, 2001 Jenny Craig and its franchises generated approximately $261 million in North American revenues, of which approximately 7%, or $18 million, were from services, with the remainder being derived from product sales. Estimates from Marketdata Enterprises and Goldman Sachs indicate that Health Management Group, a privately held company, generated approximately $45 million in revenues during 2001; however, no breakdown of revenues between services and product sales is publicly available. With revenue growth of 113% in fiscal 2001 compared to fiscal 2000, we gained significant market share compared to our major diet program competitors in North America during the year.

     In addition to diet program competitors, we face competition from consumer-oriented general health websites such as WebMD.com, wellmed.com, mayoclinic.com, health.discovery.com, intelihealth.com and the MDChoice.com, HealthCentral.com and HealthScout.com websites owned and operated by MDchoice, Inc., as well as from the health-oriented sections of Internet portals such as iVillage.com, America Online and oxygen.com. Some of these sites are owned by health insurers, hospitals, drug manufacturers and media companies with greater resources than ours. These sites operate on a variety of revenue models. We compete with these websites for visitors, customers and online advertising space.

     To date, we have been successful in garnering acceptable levels of online exposure to prospective customers at satisfactory rates. We estimate that our media cost per new customer during 2001 was approximately $37, which was generally recouped during the customer's initial membership period. Recently the online advertising market has begun to adopt an advertising pricing model that has favorable risk characteristics for us. Under this model, known as pay-for-performance, online advertisers pay for advertising inventory based upon the extent to which customers "click through", make purchases from the advertiser or perform in other ways defined between the advertising purchaser and seller. According to the Internet Advertising Bureau, during the third quarter of 2001, 13% of online advertising purchases were made using a pay-per-performance model and Jupiter Media Metrix says that percentage could rise to 30% by 2006. Approximately 67% of our advertising expenditures in fiscal 2001 were under pay-per-performance contracts, up from 0% in fiscal 2000 and we expect that this percentage will hold during fiscal 2002.

Intellectual Property, Proprietary Rights and Domain Names

     Our success depends on the protection of our original interactive proprietary software and systems and the goodwill associated with our trademarks and other proprietary intellectual property rights. Our interactive personalized diet programs are based on proprietary software that we have developed.

     David R. Humble, our founder and Chief Executive Officer, has filed a patent application covering the means of using the Internet to provide an interactive link in a store for the purpose of providing retailers and manufacturers with information to measure the response of the consumers to sales and marketing information. He has granted us a royalty-free exclusive perpetual license to use the aspects of the invention under the patent, if a patent is issued, that relate to our Internet marketing program. We have incorporated limited aspects of this software into our software to measure consumer response in real time to marketing, pricing and other elements of our program. For example, we can measure consumer response to changes in our page format or the attractiveness of various payment options. We can receive real time responses to these modifications and options.

     We attempt to protect our intellectual property and proprietary rights through a combination of trademark and copyright law, trade secret protection and confidentiality agreements with our employees and marketing and advertising partners. We pursue the registration of our domain names, trademarks and service marks in the United States. A substantial amount of uncertainty exists concerning the application of copyright and trademark laws to the Internet and there can be no assurance that existing laws provide adequate protection of our proprietary intellectual property or our domain names. The steps we take to protect our proprietary rights may not be adequate and third parties may infringe or misappropriate our copyrights, trademarks, service marks and similar proprietary rights.

Infrastructure Operations and Technology

     We have designed our infrastructure to provide reliability and scalability as it supports our operations. Our data centers are located within two secure third-party web-hosting facilities in Sterling, Virginia. The facilities provide us with:

  .  Ready access to increased network bandwidth;
  . Improved redundancy, security, and disaster recovery; and . 24-hour onsite management and support.

     Although the facilities provide us with increased security and reliability, there can be no assurance that we will not experience an interruption in service. To the extent that service is interrupted or delayed, we could experience a decrease in traffic, loss of customers and harm to our reputation.

Government Regulation

     There are an increasing number of laws and regulations being promulgated that pertain to the Internet and doing business online. In addition, a number of legislative and regulatory proposals are under consideration by federal, state, local and foreign governments and agencies. Laws or regulations may be adopted with respect to the Internet relating to:

  . Liability for information retrieved from or transmitted over the Internet; . Online content regulation;
  .  Visitor privacy; and
  .  Taxation and quality of products and services.

     Moreover, the applicability to the Internet of existing laws governing issues such as:

  .  Intellectual property ownership and infringement;
  .  Consumer protection;
  .  Obscenity;
  .  Defamation;
  .  Employment and labor;
  .  Health information; and
  .  Personal privacy and the use of personally identifiable information is uncertain and developing. Any new legislation or regulation or the application or interpretation of existing laws may have an adverse effect on our business.

Liability for Information Retrieved from our Website and from the Internet

     Content may be accessed on our website and this content may be downloaded by visitors and subsequently transmitted to others over the Internet. This accessibility could result in claims made against us based on a variety of theories, including, but not limited to, tort, contract and intellectual property violations. We could also be exposed to liability with respect to content that may be posted by visitors to our chat rooms or bulletin boards. It is also possible that if any information contains errors or false or misleading information or statements, third parties could make claims against us for losses incurred in reliance upon such information. In addition, we may be subject to claims alleging that, by directly or indirectly providing links to other websites, we are liable in tort, contract or intellectual property, for the wrongful actions of third party website operators. The Communications Decency Act of 1996, as amended, provides that, under certain circumstances, a provider of Internet services shall not be treated as a publisher or speaker of any information provided by a third-party content provider. This safe harbor has been interpreted to exempt certain activities of providers of Internet services. Our activities may prevent us from being able to take advantage of this safe harbor provision. Any claims brought against us in this respect may have a material and adverse effect on our business.

Privacy Concerns

     The Federal Trade Commission (FTC) has adopted regulations and guidelines regarding the collection and use of personally identifiable consumer information obtained from individuals when accessing websites, with particular emphasis on access by minors. Such regulations include requirements that companies establish certain procedures to, among other things:

  . Give adequate notice to consumers regarding the type of information collected and disclosure practices;

  . Provide consumers with the ability to have personally identifiable information deleted from a company's database;

  . Provide consumers with access to their personal information and with the ability to rectify inaccurate information;

  . Notify consumers of changes to policy and procedure for the use of personably identifiable information;

  . Clearly identify affiliations with third parties that may collect information or sponsor activities on a company's website; and

  . Obtain express parental consent prior to collecting and using personal identifying information obtained from children under 13 years of age.

     These regulations also include enforcement and redress provisions. We have implemented and intend to continue to implement programs designed to enhance the protection of the privacy of our visitors and comply with these regulations. However, the FTC's regulatory and enforcement efforts may adversely affect our ability to collect personal information from visitors and customers and therefore limit our marketing efforts.

Trade Practices Regulations

     The FTC and certain states' regulatory authorities regulate advertising and consumer matters such as unfair and deceptive trade practices. The states of Florida and New York, where our corporate offices and operations center are located, regulate certain marketing and disclosure requirements for weight loss providers. In addition, the nature of our interactive Internet activities may subject us to similar legislation in a number of other states. Although we intend to conduct our operations in compliance with applicable regulatory requirements and continually review our operations to verify compliance, we cannot ensure that aspects of our operations will not be reviewed and challenged by the regulatory authorities and that if challenged that we would prevail. Furthermore, we can not ensure that new laws or regulations governing weight loss and nutrition services providers will not be enacted, or existing laws or regulations interpreted or implied in the future in such way as to cause harm to our business.

Regulation by Other Jurisdictions

     Due to the global nature of the Internet, it is possible that, although transmissions by us over the Internet originate primarily in the United States, the governments of other foreign countries might attempt to regulate our transmissions or prosecute us for violations of their laws. These laws may be modified, or new laws enacted, in the future. Any of these developments could cause our business to suffer. In addition, as our service is available over the Internet in multiple states and foreign countries, these jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each state or foreign country. We have not qualified to do business as a foreign corporation in any jurisdiction, except Florida and New York. This failure by us to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties and could result in our inability to enforce contracts in such jurisdictions.

Employees

     As April 10, 2002, we had 94 full and part time employees. We believe our relationship with our employees is good.

Properties

     We currently lease approximately 9,100 and 4,000 square feet of office space in Deerfield Beach, Florida and New York, New York, respectively. In Florida, we have approximately 6,500 square feet under a lease due to expire in September 2006 and approximately 2,600 square feet under a lease due to expire in September 2004. In New York, we have approximately 4,000 square feet under a lease due to expire in November 2002. The aggregate current monthly rental, including a lessor leasehold improvements repayment obligation and pro-rated share of common area facilities expenses, is approximately $23,000.

Legal Proceedings

     We currently are not a party to any material legal proceedings. In the ordinary course of business, our company and/or its subsidiaries may be parties to legal proceedings and regulatory inquiries, the outcome of which, either singly or in the aggregate, is not expected to have a material adverse effect on our financial condition or results of operations.

                                  MANAGEMENT

Directors And Executive Officers

     Our directors and executive officers are as follows:

NAME                       AGE              POSITION
----                       ---              --------

David R. Humble            66               Chairman of the Board and Chief
                                            Executive Officer

Robert T. Hamilton         38               Chief Financial Officer

Steven Johnson             37               Chief Technology Officer

Christine M. Brown         44               Vice President of Operations

Ronald L. Caporale         37               Executive Vice President of Business
                                            Development

Isaac Kier                 48               Director

Matthew A. Gohd            44               Director

James M. Meyer             64               Director

Lee S. Isgur               63               Director


     DAVID R. HUMBLE has served as Chairman of the Board since the closing of our merger with eDiets, Inc. in November 1999. He has also served as our Chief Executive Officer during this period except for the period from August through December 2000 when David J. Schofield was our Chief Executive Officer. Mr. Humble has also served as Chairman of the Board, President and Chief Executive Officer of eDiets, Inc. since he founded that company in March 1996. From July 1995 to August 1996, he was a consultant to Advanced Promotion Technologies, Inc., which was engaged in the development and marketing of interactive electronic point of sale marketing systems in supermarkets. From 1987 to July 1995, he served as Chairman of the Board of Advanced Promotion Technologies, Inc. and additionally as the Chief Executive Officer until 1993. Advanced Promotion Technologies, Inc. filed for bankruptcy protection in August 1996 and ultimately emerged from bankruptcy protection under the name Xinetix. From 1985 to 1987, he was the President, Chief Executive Officer and Director of CheckRobot, Inc., which developed a self-service checkout system for supermarkets. From 1968 to 1985, he served in a number of marketing and operations capacities with Sensormatic Electronics Corporation, which develops and markets electronic security and surveillance products, including Vice President/Manufacturing and Vice President/Future Products and was a member of its board of directors. Mr. Humble holds a number of technology patents, including the original electronics security tag found on garments in retail stores worldwide to protect against shoplifting.

         ROBERT T. HAMILTON has served as our Chief Financial Officer and Treasurer since November 1999. From July 1995 to November 1999 he was Manager, Financial Reporting for Equinox Systems Inc., a public company engaged in the design and development of serial input/output communication devices. Prior to July 1995, Mr. Hamilton was an audit manager with Arthur Andersen LLP. Mr. Hamilton is also a certified public accountant.

         STEVEN JOHNSON has served as our Chief Technology Officer since November 1998 and prior to that had been our Director of Software Development on a part-time basis. From November 1996 through November 1998, he served as a Senior Principal Engineer for Sensormatic Electronics Corporation. From April 1991 to November 1996, he was the Manager for Software Development for Advanced Promotion Technologies, Inc.

         CHRISTINE M. BROWN has served as our Vice President of Operations since August 2000. Previously, she held the Director of Operations position from November 1999 to August 2000. From February 1999 to July 1999, she was a financial consultant to eDiets, Inc. From March 1997 through June 1999 she was the Manager for Financial Reporting for Iron Mountain Records Management, Inc., a company engaged in the management of off-site record storage. From June 1995 to March 1997, she was the Director of Business Development of the Family Behavioral Center in Delray Beach, Florida. From March 1988 through April 1995, she was the Director of Operations for Advanced Promotion Technologies, Inc.

         RONALD L. CAPORALE has served as our Executive Vice President of Business Development since January 2001. Mr. Caporale helped launch eDiets, Inc. in 1996 and served as its Director of Marketing and Business Development through September 1999 when he left our company to join iVillage, Inc., operator of iVillage.com. While at iVillage, Mr. Caporale's positions included Vice President and General Manager of Sales.

         ISAAC KIER served as our President, Chief Executive Officer and Chairman of the Board from 1992 until November 1999. He was the President and Chief Executive Officer since 1981 and Chairman of the Board since 1987 of Lida, Inc., a predecessor company we acquired by merger in 1992. He was the Vice President of Lida, Inc. from 1978 to 1981. Since our merger with eDiets, Inc. in November 1999, he has served as a member of our board of directors and a member of our audit committee. He was also a member of our executive committee until December 2000. Since February 2000, Mr. Kier has been a general partner of Coqui Capital Partners, a venture capital firm licensed by the Small Business Administration as a small business investment company. Coqui has minority investments in 10 new media companies. Mr. Kier also serves on the board of directors of Montebello Brand Liquors, Inc. and Islanet, Inc. Since April 1997, he has been a principal of First Americas Partners, LLC, an investment partnership focusing on investments in North and South America. From 1987 to 1997, he also served as the Managing Partner of Dana Communications Limited, a non-wireline cellular licensee.

         MATTHEW A. GOHD has served as a member of our board of directors and a member of our executive committee since November 1999. Mr. Gohd is Chairman of Blue Stone Capital Partners, LP, and Chairman of Voyager Acquisition Corp., both private investment firms. From 1989 until 2001, Mr. Gohd served in various capacities, and most recently as Co-Chairman of Blue Stone Capital. Mr. Gohd previously served as a Director of OnStage Entertainment, Inc. a company engaged in concert promotions, and of Candie's, Inc. a leading designer and marketer of young women's footwear, apparel and accessories. Mr. Gohd was also a founding board member of the Starlight Children's Foundation of New York.

         JAMES M. MEYER has served as a member of our board of directors since December 1999. Although currently retired, Mr. Meyer was the Agency Manager of James M. Meyer Agency, a corporate planning and insurance agency he founded in 1967. The agency, which offered sales and services provided by The Equitable Company/AXA, grew into one of the top ten agencies in the insurance industry, with almost 400 employees. Mr. Meyer is a member of our audit and compensation committees.

         LEE S. ISGUR has served as a member of our board of directors since December 1999. He is also a member of our executive committee, audit committee and compensation committee. Mr. Isgur has been the Managing Partner of Corporate Counselors, a research and investment banking consulting firm since 1997. From 1994 to 1997, he was Managing Director of Jeffries & Company, an investment-banking firm. From 1991 to 1994, he was a partner at Volpe Welty Company, an investment-banking firm. From 1977 to 1991, he was employed by Paine Webber, Inc., an investment-banking firm, where he became a First Vice President. As an analyst and banker on Wall Street for over 30 years, Mr. Isgur has participated in numerous public and private offerings for both domestic and international companies over a broad array of consumer, entertainment and technology industries.

         Directors are elected at each annual meeting of our stockholders and hold office until the next annual meeting of stockholders and the election and qualification of their successors. Our executive officers serve at the discretion of the board of directors. There are no family relationships among any of our directors or executive officers.

Committees of the Board

         We have established three committees of the board of directors. They are:

         . An executive committee that has all the authority that may be delegated to such committee under Delaware corporate law. The executive committee currently consists of David R. Humble, Matthew Gohd and Lee S. Isgur.

         . An audit committee that reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants. The audit committee currently consists of Isaac Kier, James M. Meyer and Lee S. Isgur.

          . A compensation committee that reviews and recommends to the board the compensation and benefits of all of our executive officers, administers our stock option plan and establishes and reviews general policies relating to compensation and benefits of our employees. The compensation committee currently consists of Lee S. Isgur and James M. Meyer.

Director Compensation

         Our directors do not currently receive any cash compensation from us for their services as members of the board of directors, although they are reimbursed for travel and lodging expenses in connection with attendance at board and committee meetings. Under our 1999 Stock Option Plan, non-employee directors are eligible to receive non-discretionary automatic grants of vested options to purchase 25,000 shares of common stock per year at an exercise price equal to the market price of our common stock on the date of grant. Upon their appointment to the board, each of the current directors, except for Mr. Humble, received an option to 25,000 shares of our common stock that vested immediately at an exercise price of $2.00 per share. In addition, Messrs. Humble, Gohd and Kier, the members of our initial executive committee, each received on their appointment a one-time option grant to purchase 100,000 shares of our common stock that vested immediately at an exercise price of $2.00 per share. Currently, our executive committee consists of Messrs. Humble, Gohd and Isgur.

Executive Compensation

Cash Compensation

         The following table summarizes all compensation that we paid during our fiscal years ended December 31, 2001, December 31, 2000 and December 31, 1999 to our Chief Executive Officer and each other executive officer whose annual compensation exceeded $100,000 during the fiscal year ended December 31, 2001.

                                                     SUMMARY COMPENSATION TABLE
                                                 ANNUAL COMPENSATION                            LONG TERM AWARDS
                                     ---------------------------------------------------------------------------------
NAME AND                                                               OTHER             SECURITIES
PRINCIPAL                                                              ANNUAL            UNDERLYING       ALL OTHER
POSITION                   YEAR       SALARY ($)     BONUS ($)        COMP ($)           OPTIONS (#)     COMPENSATION
----------------------------------------------------------------------------------------------------------------------
David R. Humble,
     Chairman and          2001       $250,000              -        $ 2,625 (1)                 -              -
     Chief Executive       2000        157,203              -              -                     -              -
     Officer               1999         17,309              -              -               100,000              -

Robert T. Hamilton,        2001       $114,231              -        $ 2,625 (1)            63,000              -
     Chief Financial       2000        100,000              -          2,500 (1)            32,000              -
     Officer (2)           1999          8,462              -              -               100,000              -

Steven Johnson,            2001       $142,308              -        $ 2,625 (1)            52,000              -
     Chief Technology      2000        124,670        $10,000          1,346 (1)            62,998              -
     Officer               1999         86,899              -              -               159,993              -

Christine M. Brown         2001       $108,777        $ 6,000        $   675 (1)            63,000              -
     Executive Vice        2000         80,383              -            433 (1)            47,000              -
     President (3)         1999         25,930              -              -                90,286              -

Ronald L. Caporale         2001       $142,500              -              -               115,000       $102,656 (5)
     Executive Vice        2000              -              -              -                     -              -
     President (4)         1999         36,061              -              -                     -              -

________________

     (1) Represents 401 (k) contributions made by us on their behalf.
     (2) Mr. Hamilton joined us in November 1999.
     (3) Ms. Brown joined us in July 1999.
     (4) Mr. Caporale left us in September 1999 and rejoined us in January 2001.
     (5) Represents a bonus for 2001 that we accrued in December 2001 and paid in January 2002 to Mr. Caporale.

Option Grants In The Last Fiscal Year

          The following table sets forth each grant of stock options we made during the year ended December 31, 2001 pursuant to our 1999 Stock Option Plan to each of the executive officers named in the Summary Compensation Table:

                                             OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                      (INDIVIDUAL GRANTS)

                             NUMBER OF             % OF TOTAL       EXERCISE
                             SECURITIES           OPTIONS/SARS         OR
                             UNDERLYING            GRANTED TO         BASE
                              OPTIONS             EMPLOYEES IN       PRICE          EXPIRATION
     NAME                    GRANTED(#)            FISCAL YEAR       ($/SH)            DATE
-------------------------------------------------------------------------------------------------------------------
David R. Humble                     -                   -                 -                 -

Robert T. Hamilton             40,000                 2.4%            $0.98          09/17/06
                               23,000                 1.4%            $1.48          11/29/06

Steven Johnson                 52,000                 3.2%            $1.21          10/18/06

Christine M. Brown             40,000                 2.4%            $0.98          09/17/06
                               23,000                 1.4%            $1.48          11/29/06

Ronald L. Caporale            115,000                 7.0%            $1.06          01/15/06

_____________________

Option Exercises And Holdings

         The following table sets forth information regarding option exercises during 2001 by each of the executive officers named in the Summary Compensation Table.

     AGGREGATE OPTION EXERCISES FOR FISCAL 2001 AND YEAR END OPTION VALUES

                                                                                           VALUE OF
                                                                NUMBER OF                UNEXERCISED
                                                               UNEXERCISED               IN-THE-MONEY
                                                               OPTIONS AT                 OPTIONS AT
                                                              DECEMBER 31,               DECEMBER 31,
                               SHARES                            2001(#)                   2001($)
                              ACQUIRED        VALUE($)        EXERCISABLE/               EXERCISABLE/
        NAME                 ON EXERCISE     REALIZED        UNEXERCISABLE             UNEXERCISABLE (1)
------------------------------------------------------------------------------------------------------------------------------------
David R. Humble                   -              -           100,000/     -                           -

Robert T. Hamilton                -              -           116,000/79,000            $ 15,830/$53,270

Steven Johnson                    -              -           340,206/60,500            $227,782/$36,750

Christine M. Brown                -              -           113,786/86,500            $ 96,159/$45,850

Ronald L. Caporale                -              -           167,036/86,250            $261,218/$59,728

_________________

 (1) Value is based on the difference between the option exercise price and the fair market value at December 31, 2001, the fiscal year-end ($1.755 per share), multiplied by the number of shares underlying the option.

Employment Agreements

         In November 1999, we entered into a three-year employment agreement with Mr. Humble. He currently receives a base salary of $250,000 per year, which was increased from $150,000 in December 2000. He is also entitled to receive a bonus to be determined by the Compensation Committee, based on income before taxes. The employment agreement contains a non-competition provision for the term of employment and two years thereafter and a non-disclosure provision.

         In November 1999, Mr. Hamilton became our Chief Financial Officer. We currently pay him an annual base salary of $160,000. In September 2001, we granted him an option to purchase 40,000 shares of our common stock at an exercise price of $0.98 per share vesting in four equal semi-annual installments over a two-year period. In November 2001, we granted him an option to purchase 23,000 shares of our common stock at an exercise price of $1.48 per share vesting in four equal semi-annual installments over a two-year period. While Mr. Hamilton does not have an employment agreement for a fixed term, we have agreed that if we choose to terminate his employment without cause, we shall provide him with four months of severance at his then current salary.

Indemnification Provisions

         We have agreed to indemnify our directors and officers from and against all actions, proceedings, costs, charges, losses, damages and expenses incurred in connection with their service as a director or officer. We have not agreed to indemnify our officers or directors for actions, proceedings, costs, charges, losses, damages and expenses incurred by these officers or directors as a result of their willful neglect or default of their obligations to us.

         To the extent that indemnification for liabilities arising under the Securities Act of 1933 may be available under the above provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act of 1933 and is unenforceable.

                            PRINCIPAL STOCKHOLDERS

         The following table presents certain information as of April 10, 2002 regarding beneficial ownership of our common stock by:

     . Each person or entity known by us to own beneficially 5% or more of our outstanding common stock;

     .   Each of our directors;

     . Each executive officer we have named in the Summary Compensation Table above; and

     .   All of our directors and executive officers as a group.

         Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. The address for each listed director is: c/o eDiets.com, Inc., 3801 W. Hillsboro Boulevard, Deerfield Beach, Florida 33442. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options or warrants held by such person that are exercisable within 60 days after April 10, 2002, but exclude shares of our common stock underlying options or warrants held by any other person. The percentage of beneficial ownership is based on 15,725,263 shares of our common stock outstanding as of April 10, 2002 before any consideration is given to outstanding options, warrants or convertible securities.

Name and Address               Number of Shares        Percent
of Beneficial Owner            Beneficially Owned     of Class
-------------------            ------------------     --------

David R. Humble                    7,905,065(1)         50.0%

Isaac Kier                         1,067,428(2)          6.6%

Matthew Gohd                         933,220(3)          5.7%

James M. Meyer                       380,000(4)          2.4%

Lee S. Isgur                         191,000(5)          1.2%

Ronald L. Caporale                   215,786(6)          1.4%

Robert T. Hamilton                   131,750(7)            *

Christine M. Brown                   137,036(8)            *

Steven Johnson                       367,537(9)          2.3%

All directors and executive       11,647,023(10)        64.6%
officers as a group (10 persons)
------------------------------------------------------------------------------

*Less than 1%

(1)  Includes 100,000 shares issuable upon exercise of vested stock options.

(2) Includes 232,500 shares issuable upon exercise of stock options that are vested or exercisable within 60 days; 62,500 shares issuable upon exercise of an immediately exercisable warrant issued in our private placement; 65,211 shares held by a charitable remainder trust of which Mr. Kier and his wife are the trustees; and 156,250 shares and 62,500 shares issuable upon the exercise of immediately exercisable warrants issued in the private placement to Coqui Capital Partners, L.P., of which Mr. Kier is the general partner. Mr. Kier disclaims beneficial ownership of shares held by Coqui Capital Partners, L.P. except for his proportional interest therein.

(3) Includes 280,000 shares issuable upon the exercise of an immediately exercisable warrant issued to the placement agent Whale Securities Co., LP in the 1999 private placement and transferred to Mr. Gohd; 175,000 shares issuable upon exercise of vested stock options; and 62,500 shares issuable upon the exercise of an immediately exercisable warrant issued in the private placement. Also includes 135,220 shares issuable upon the exercise of an additional immediately exercisable warrant issued to Mr. Gohd in March 2001 in connection with the Company's agreement with the placement agent. Does not include 31,250 shares and 12,500 shares issuable upon the exercise of warrants issued in the private placement to Porpoise Investors I, L.P. Mr. Gohd is the President of the general partnership of Porpoise Investors I, L.P. and disclaims beneficial ownership of these shares.

(4) Includes 200,000 shares issuable upon the exercise of stock options that are vested or exercisable within 60 days; and 25,000 shares issuable upon the exercise of immediately exercisable warrants issued in the private placement.

(5) Includes 70,500 shares held by a revocable trust of which Mr. Isgur and his wife are the trustees and beneficiaries and 100,000 shares issuable upon the exercise of stock options that are vested or exercisable within 60 days.

(6) Includes 195,786 shares issuable upon the exercise of stock options that are vested or exercisable within 60 days.

(7) Represents 131,750 shares issuable upon the exercise of stock options that are vested or exercisable within 60 days.

(8) Represents 137,036 shares issuable upon the exercise of stock options that are vested or exercisable within 60 days.

(9) Includes 357,537 shares issuable upon the exercise of stock options that are vested or exercisable within 60 days.

(10) Includes an aggregate of 37,500 additional shares issuable upon exercise of stock options that are vested or exercisable within 60 days held by Andrew
     G. Smith. Mr. Smith's employment with us terminated as of April 17, 2002.

                              CERTAIN TRANSACTIONS


Loan By Stockholder

         In 1999, we advanced approximately $88,000 to Mr. Humble who agreed to repay these advances by March 1, 2001 with interest at an annual rate of 7%. In the third quarter of 2000, we forgave the note receivable from Mr. Humble and it was charged to equity.

Patent License

         Mr. Humble has filed a patent application covering the means of using the Internet to provide an interactive link for the purpose of providing retailers and manufacturers with information to measure the response of the consumers to the sales and marketing information. He has granted us an exclusive royalty-free perpetual license to use the aspects of the invention and improvements under the patent, if a patent is issued, as it relates to our Internet marketing program.

Related Transactions

         In January 2001, we engaged a consultant, who is a partner of Mr. Isgur, one of our directors, in an unrelated business, to work with management for a one-year period to strategize and coordinate public and investor relations efforts for us. As compensation, we issued the consultant a warrant to purchase 400,000 shares of our common stock at an exercise price of $0.75 per share. The warrant vested immediately and is exercisable through January 2004. The fair value of the warrant totaled approximately $158,000 and was recognized as consulting expense during the year ended December 31, 2001.

         During 2001, Mr. Meyer provided consulting services to us outside his duties as a member of our board of directors. As compensation for these services, we granted him in June 2001 an option to purchase 25,000 shares of our common stock that vested immediately at an exercise price of $1.38 per share. We also paid and accrued approximately $1,500 and $17,500, respectively, for royalties due to Mr. Meyer for eDiets companion program product sales during the year ended December 31, 2001.

                              SELLING STOCKHOLDERS

         The following table presents certain information regarding the beneficial ownership of shares of our common stock by the selling stockholders as of April 10, 2002, and the number of shares of our common stock covered by this prospectus. None of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us, except as noted below. Also, except as noted below, following the offering, and assuming all of the common stock offered by the selling stockholders has been sold, none of the selling stockholders will beneficially own 1% or more of our common stock.


                                                                                        Total
                                                                                   Number of Shares
                                                           Number of Shares          and/or Shares
                                    Number of Shares       Acquirable Upon       Underlying Options
               Name of          Beneficially Owned Prior  Exercise of Options        or Warrants            Beneficial Ownership
         Selling Stockholder       to the Offering (1)        or Warrants           Being Offered         of Shares After Offering
         -------------------       ---------------            -----------           -------------         ------------------------
                                                                                                           Number        Percent
                                                                                                           ------        -------
Amazonia Advisors, Inc.                   17,272                -0-                     17,272               -0-           -0-

AU Limited                                 8,286                -0-                      8,286               -0-           -0-

Barracuda Holdings Ltd.                   34,799                -0-                     34,799               -0-           -0-

Benayon, Stephane                          8,286                -0-                      8,286               -0-           -0-

Caceres, Manuel                           14,404                -0-                     14,404               -0-           -0-

Cartago Holding Limited                   12,428                -0-                     12,428               -0-           -0-

Com.Diet                                  19,121                -0-                     19,121               -0-           -0-

Daryanani, Dilip                           8,286                -0-                      8,286               -0-           -0-

Dexheimer, William R.                      4,143                -0-                      4,143               -0-           -0-

Hazoury, Lawrence                          8,286                -0-                      8,286               -0-           -0-

Hira, Mohan (8)                           24,510            24,510                      24,510               -0-           -0-

Ibietatorremendia, Jose (8)                  829               829                         829               -0-           -0-

I. Holdings Ltd.                           3,811                -0-                      3,811               -0-           -0-

Jhaveri, Sujay (8)                         4,143             4,143                       4,143               -0-           -0-

KIT Capital I                              6,374                -0-                      6,374               -0-           -0-

Lang, Ernesto Fernandez                    3,824                -0-                      3,824               -0-           -0-

Lippman, Thomas                           16,571                -0-                     16,571               -0-           -0-

Lopez-Ona, Jose M. and Diana G.            9,943                -0-                      9,943               -0-           -0-
Lopez-Ona, JT TEN

Lupo, Jennifer (2)(8)                     82,712            53,799                      53,799           28,913             *

M. Kingdon Offshore, NV                   63,735                -0-                     63,735               -0-           -0-

Mecsa S.A.                                12,428                -0-                     12,428               -0-           -0-

                                                                                        Total
                                                                                   Number of Shares
                                                           Number of Shares          and/or Shares
                                    Number of Shares       Acquirable Upon       Underlying Options
               Name of          Beneficially Owned Prior  Exercise of Options        or Warrants            Beneficial Ownership
         Selling Stockholder       to the Offering (1)        or Warrants           Being Offered         of Shares After Offering
         -------------------       ---------------            -----------           -------------         ------------------------
                                                                                                           Number        Percent
                                                                                                           ------        -------
MMJJ LLC                                    18,228                 -0-                  18,228               -0-           -0-

NBC Internet, Inc.                          31,867                 -0-                  31,867               -0-           -0-

Nest USA Inc.                                6,380                 -0-                   6,380               -0-           -0-

NetVest Capital Partners IV, LLC            24,028                 -0-                  24,028               -0-           -0-

O'Hayon, Alain                               8,286                 -0-                   8,286               -0-           -0-

Orinoco Incorporated                         8,031                 -0-                   8,031               -0-           -0-

Ortega, Antonio N.                           5,481                 -0-                   5,481               -0-           -0-

Ortega, Francisco A.                         8,031                 -0-                   8,031               -0-           -0-

Ortega, Maria Luisa                          2,549                 -0-                   2,549               -0-           -0-

Ortega, Pedro N. Revocable Trust            14,404                 -0-                  14,404               -0-           -0-

Pharmatrade Caribe, Ltd.                    30,975                 -0-                  30,975               -0-           -0-

Red Snapper Investment Ltd.                 12,428                 -0-                  12,428               -0-           -0-

Schochet, Barry                              4,143                 -0-                   4,143               -0-           -0-

Singer, Marcos                               8,286                 -0-                   8,286               -0-           -0-

Swift, Nina                                 19,503                 -0-                  19,503               -0-           -0-

The Becstone Group, Inc.                     6,374                 -0-                   6,374               -0-           -0-

Totah, Alegria and Elie Mann, JT TEN         9,943                 -0-                   9,943               -0-           -0-

Totah, Annie                                24,857                 -0-                  24,857               -0-           -0-

Wheaton Commercial, Inc.                     8,286                 -0-                   8,286               -0-           -0-

DiMassimo Brand Advertising,                82,500             82,500                   82,500               -0-           -0-
Inc. (3)

Mallory Factor (4)                         400,000            400,000                  400,000               -0-           -0-

David R. Humble (5)                      7,905,065                -0-                  555,800         7,349,265         38.8%

Isaac Kier (6)(8)                        1,067,428                (8)                   69,475           997,953          5.3%

Matthew Gohd (7)(8)(14)                    933,220            415,220                  526,380           406,840          2.2%

Murray & Renee Silverstein (8)              21,875              6,250                    6,250               -0-           -0-

                                                                                        Total
                                                                                   Number of Shares
                                                           Number of Shares          and/or Shares
                                    Number of Shares       Acquirable Upon       Underlying Options
               Name of          Beneficially Owned Prior  Exercise of Options        or Warrants            Beneficial Ownership
         Selling Stockholder       to the Offering (1)        or Warrants           Being Offered         of Shares After Offering
         -------------------       ---------------            -----------           -------------         ------------------------
                                                                                                           Number        Percent
                                                                                                           ------        -------
Additional shares offered
under this prospectus:

Chet & Denise Gohd (8)                   21,875                    6,250                6,250                -0-           -0-

Dr. Gabriel Golan (8)                    43,750                   12,500               12,500                -0-           -0-

Robert Horwitz  (8)                      87,500                   25,000               25,000                -0-           -0-

Ricardo Koenigsberger (8)                21,875                    6,250                6,250                -0-           -0-

Robert A. Farmer (8)                     43,750                   12,500               12,500                -0-           -0-

Raz Alon (8)                             43,750                   12,500               12,500                -0-           -0-

Howard Park & June Y. Park (8)           43,750                   12,500               12,500                -0-           -0-

Ralph Kier (8) (9)                      122,010                   12,500               12,500             78,260        *

Ilene Robbins (8)                        21,875                    6,250                6,250                -0-           -0-

Jeffrey Davidson (8) (10)               167,500                   25,000               25,000             80,000        *

Edmondo Schwartz (8)                     43,750                   12,500               12,500                -0-           -0-

James Meyer (8) (11)                    380,000                      (8)               27,790            352,210          1.9%

David E. Farber (8)                      21,875                    6,250                6,250                -0-           -0-

Michael & Lynn Steinberg (8)             43,750                   12,500               12,500                -0-           -0-

Roger N. Gladstone (8)                   43,750                   12,500               12,500                -0-           -0-

Mark Siegel (8)                          21,875                    6,250                6,250                -0-           -0-

James A. Quella (8)                      65,625                   18,750               18,750                -0-           -0-

Lawrence S. Coben (8)                    43,750                   12,500               12,500                -0-           -0-

Moshe Bamberger (8)                      43,750                   12,500               12,500                -0-           -0-

Ronald Rotter (8)                        21,875                    6,250                6,250                -0-           -0-

Elliott Broidy, IRA (8)                 350,000                  100,000              100,000                -0-           -0-

Gross Foundation, Inc. (8)              175,000                   50,000               50,000                -0-           -0-

Ellis Enterprises (8)                    87,500                   25,000               25,000                -0-           -0-

Marvin Weissman (8)                      21,875                    6,250                6,250                -0-           -0-

David Weiss (8)                          32,813                    9,375                9,375                -0-           -0-

BNY Clearing Services LLC               278,260                   62,500               62,500            59,510             *
Cus FBO William G. Walters,
IRA (12)

Martin Chopp (8)                         87,500                   25,000               25,000                -0-           -0-

Shimshon Mandel (8)                      43,750                   12,500               12,500                -0-           -0-

Talbiya B. Investments, Ltd. (8)         43,750                   12,500               12,500                -0-           -0-

Nesher, Ltd. (8)                         43,750                   12,500               12,500                -0-           -0-

Balmore Funds, S.A. (8)                 437,500                  125,000              125,000                -0-           -0-

                                                                                        Total
                                                                                   Number of Shares
                                                           Number of Shares          and/or Shares
                                    Number of Shares       Acquirable Upon       Underlying Options
               Name of          Beneficially Owned Prior  Exercise of Options        or Warrants            Beneficial Ownership
         Selling Stockholder       to the Offering (1)        or Warrants           Being Offered         of Shares After Offering
         -------------------       ---------------            -----------           -------------         ------------------------
                                                                                                           Number        Percent
                                                                                                           ------        -------
Coqui Capital Partners, L.P. (6)          218,750                 62,500               62,500                -0-              -0-
(8)

Jay T. Snyder (8)                          21,875                  6,250                6,250                -0-              -0-

John F. Cappiello (8)                      43,750                 12,500               12,500                -0-              -0-

Overdrive Capital Corporation (8)          87,500                 25,000               25,000                -0-              -0-

John Pappajohn (8)                         87,500                 25,000               25,000                -0-              -0-

Peter S. Knight (8)                        43,750                 12,500               12,500                -0-              -0-

Lawrence W. Ruvo Living Trust (8)          43,750                 12,500               12,500                -0-              -0-

Vulcan Properties, Inc. (8)                65,625                 18,750               18,750                -0-              -0-

Mark Green (8)                             43,750                 12,500               12,500                -0-              -0-

Porpoise Investors I, L.P. (7)             43,750                 12,500               12,500                -0-              -0-
(8)

Magellan Acq. & Investment Co.             87,500                 25,000               25,000                -0-              -0-
(8)

Fred & Wendy Ordower (8)                   21,875                  6,250                6,250                -0-              -0-

Sherleig Assoc., Inc. Profit              262,500                 75,000               75,000                -0-              -0-
Sharing, Jack Silver, Trustee (8)

Leopard Aggressive Fund (8)                87,500                 25,000               25,000                -0-              -0-

Lewis Mitchell (8)                         43,750                 12,500               12,500                -0-              -0-

Zakeni Limited (8)                        131,250                 37,500               37,500                -0-              -0-

David F. Chazen (8)                        87,500                 25,000               25,000                -0-              -0-

Harry Mittelman (8)                        21,875                  6,250                6,250                -0-              -0-

Fred and Wendy Ordower  (8)                21,875                  6,250                6,250                -0-              -0-

Peter Vita (8)                             43,750                 12,500               12,500                -0-              -0-

Robert Kaplan (8)                          21,875                  6,250                6,250                -0-              -0-

Allison Koffman (8)                        21,875                  6,250                6,250                -0-              -0-

PC Consulting, Inc.  (8)                   43,750                 12,500               12,500                -0-              -0-

Akhil Gupta (8)                            87,500                 25,000               25,000                -0-              -0-

Jonathan D. Eilian (8)                     37,500                 25,000               25,000                -0-              -0-

Barry S. Sternlicht (8)                    43,750                 12,500               12,500                -0-              -0-

Robert Torricelli (8)                      21,875                  6,250                6,250                -0-              -0-

Harmonie Capital Group, Inc. (8)           21,875                  6,250                6,250                -0-              -0-

Eugene Minsky (8)                          21,875                  6,250                6,250                -0-              -0-

FG II Management Co., LLC (13)            450,000                450,000              450,000                -0-              -0-
Whale Securities Co., L.P.(14)
                                          535,604                535,604              535,604                -0-              -0-
Matthew Drillman
                                           14,829                 14,829               14,829                -0-              -0-
Renee Russnok
                                           14,829                 14,829               14,829                -0-              -0-
                                                                                   ----------
TOTAL SHARES OFFERED
UNDER THIS PROSPECTUS:
                                                                                    4,480,190
                                                                                   ==========

*        Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the securities, and includes any shares of common stock that a person has the right to acquire within 60 days after April 10, 2002.

(2)      Ms. Lupo serves as our Chief Legal Officer

(3) DiMassimo Brand Advertising, Inc. served as our advertising agency from November 1999 to June 2000. Under our agreement with DiMassimo, we issued an immediately exercisable warrant to purchase 82,500 shares of our common stock to the agency.

(4) In January 2001, we entered into a Consulting Agreement with Mallory Factor, Inc., which was to work with our management to strategize and coordinate all public, media and investor relations of the Company for a one-year period. As compensation, we issued an immediately exercisable warrant to Mallory Factor to purchase 400,000 shares of our common stock at an exercise price of $0.75 per share that is exercisable through January 2004. The warrant and the shares underlying the warrant are being offered for resale pursuant to this prospectus.

(5) David R. Humble has served as our Chairman of the Board and Chief Executive Officer since November 1999. He has also served as our Chief Executive Officer during this period except for the period from August through December 2000 when David J. Schofield was our Chief Executive Officer. He has also served as Chairman of the Board, President and Chief Executive Officer of eDiets, Inc. since March 1996. The number of shares he currently owns includes 100,000 shares of our common stock issuable upon exercise of a vested stock option.

(6) Isaac Kier is a director of our company. He served as our President, Chief Executive Officer and Chairman of the Board from 1992 until November 1999. The shares he currently owns include 232,500 shares issuable upon exercise of stock options that are vested or exercisable within 60 days after April 10, 2002 and 62,500 issuable upon exercise of warrants he acquired in our private placement. Included in the shares he currently owns are 156,250 shares and 62,500 shares issuable upon the exercise of warrants issued in the private placement to Coqui Capital Partners, L.P., of which Mr. Kier is the general partner. These shares are being offered under this prospectus by Coqui Capital Partners, L.P. Mr. Kier disclaims beneficial ownership of these shares, except for his pecuniary interest in Coqui Capital Partners, L.P.

 (7) Matthew Gohd has been a director of our company since November 1999. The shares he owns include 280,000 shares issuable upon the exercise of an immediately exercisable warrant issued to the placement agent Whale Securities Co., LP in the 1999 private placement and transferred to Mr. Gohd; 175,000 shares issuable upon exercise of vested stock options; and 62,500 shares issuable upon the exercise of an immediately exercisable warrant issued in the private placement. Mr. Gohd's beneficial holdings also include 135,220 shares issuable upon the exercise of an additional immediately exercisable warrant issued to Mr. Gohd in March 2001 in connection with our agreement with Whale Securities Co., L.P. His holdings do not include 31,250 shares and 12,500 shares issuable upon the exercise of warrants issued in our private placement to Porpoise Investors I, L.P. Mr. Gohd is the President of the general partnership of Porpoise Investors I, L.P. and disclaims beneficial ownership of these shares.

(8) The number of shares beneficially owned prior to the offering includes the shares issuable upon exercise of the options and warrants, as applicable, owned by the shareholder, except that the shares issuable upon exercise of the warrants held by each of Isaac Kier and James Meyer are included only in the number of shares beneficially owned prior to the offering.

(9) Ralph Kier served as a director and Secretary of our company from its organization in 1992 until November 1999.

(10) Jeffrey Davidson served as a consultant to our company from November 1999 to February 2000. The shares currently owned by Mr. Davidson include 80,000 shares issuable upon the exercise of a vested stock option.

(11) James Meyer became a director of our company in December 1999. The shares he owns include 25,000 shares issuable upon the exercise of an immediately exercisable warrant he acquired in the private placement.

(12) William G. Walters is the Co-Chairman of Blue Stone Capital Corp., the successor to the business of Whale Securities Co., L.P., the placement agent in our private placement.

         The shares he owns and those to be offered under this prospectus include 62,500 shares issuable upon the exercise of warrants he acquired in the private placement.

(13) Represents 450,000 shares issuable upon the exercise of warrants issued in our private placement. FG II Management Co., LLC is the manager of FG-ED, LLC and holds the warrants as nominee for FG-ED, LLC. Cary S. Fitchey, a member of FG-ED, LLC was a member of our Board of Directors from December 1999 through September 2000.

(14) Represents securities held in the name of Whale Securities Co., L.P. for the account of certain equity owners, former equity owners, lenders and employees of Blue Stone Capital Corp., the successor to the business of Whale. Whale was the placement agent in our private placement. The shares owned by Whale include 75,000 shares Whale received as an advisory fee in connection with our merger. In connection with our private placement, we had issued 640,625 warrants, each to purchase one share of common stock at an exercise price of $2.50 per share to Whale and its assignees. The quantity and price of the warrants was subject to adjustment and certain events. In March 2001, we agreed with Whale and its assignees to an amendment of the Warrant Agreement and under the terms of the Amendment issued 950,000 warrants with an exercise price of $1.375 to Whale and its assignees in replacement of the 640,625 warrants as a result of anti-dilution adjustments. Whale holds 460,634 of the warrants and Matthew Gohd, one of the assignees of the Whale warrants, holds 415,220 warrants. As Mr. Gohd was an investor in our private placement, the number of shares he beneficially owns prior to the offering, number of shares he is offering and his beneficial ownership after the offering are included in the table above describing information regarding our Private Placement investors.

                             PLAN OF DISTRIBUTION

         The selling stockholders have advised us that they may offer the shares of common stock registered under this prospectus to purchasers from time to time:

     . In transactions on the Nasdaq Over the Counter Bulletin Board or in any other market on which the common stock may be quoted, in negotiated transactions, or by a combination of these methods;

     .   At fixed prices that may be changed;

     .   At market prices prevailing at the time of the resale;

     .   At prices related to such market prices; or

     .   At negotiated prices.

         At the date of this prospectus, the selling stockholders have not entered into any underwriting arrangements. The selling stockholders may sell the shares registered under this prospectus to or through:

     .   Ordinary brokers' transactions;

     .   Transactions involving cross or block trades;

     . Purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;

     . "At the market" to or through market makers or into an existing market for our common stock and warrants;

     . In other ways not involving market makers or established trading markets, including direct sales to purchasers;

     . Through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);

     .   Privately negotiated transactions;

     .   To cover short sales; or

     .   Any combination of the foregoing.

         From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares of our common stock registered under this prospectus owned by them, and the pledgees, secured parties or persons to whom such shares have been hypothecated shall, upon foreclosure in the event of default, be deemed to be selling stockholders under this prospectus. The number of shares of our common stock registered under this prospectus and beneficially owned by those selling stockholders who so transfer, pledge, donate or assign those shares will decrease as and when they take such actions. The plan of distribution for shares sold under this prospectus will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders under this prospectus. In addition, a selling security holder may, from time to time, sell short shares of our common stock. In such instances, this prospectus may be delivered in connection with such short sales, and the shares of our common stock offered hereby may be used to cover such short sales.

         A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of our common stock in the course of hedging the positions they assume with that selling stockholder including, without limitation, in connection with distributions of our common stock by the broker-dealers. A selling stockholder also may enter into option or other transactions with broker-dealers that involve the delivery of the shares of our common stock registered under this prospectus to the broker-dealers, who then may resell or otherwise transfer these shares. A selling stockholder also may loan or pledge the shares of our common stock registered under this prospectus to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default may sell or otherwise transfer the pledged shares.

         Selling stockholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended, rather than pursuant to this prospectus.

         Brokers, dealers, underwriters or agents participating in the distribution of the shares of our common stock registered under this prospectus as agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders or purchasers of the common stock for whom the broker-dealers may act as agent, or to whom they may sell as principal, or both. The compensation a particular broker-dealer may receive may be less than or more than the customary commissions.

         The selling stockholders and any broker-dealers who act in connection with the sale of the shares of our common stock under this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. In such event, any commissions they receive and proceeds of any sale of the shares of our common stock may be deemed to be underwriting discounts and commissions under the Securities Act. Neither any of the selling stockholders nor we can presently estimate the amount of this compensation. We know of no existing arrangements between any of the selling stockholders and any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our common stock registered under this prospectus.

         Under applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (Exchange Act), any person engaged in a distribution of the shares may not simultaneously engage in market-making activities with respect to our common stock for the applicable period under Regulation M of the Exchange Act prior to the commencement of such distribution. In addition, stockholders selling their shares are subject to applicable provisions, rules and regulations of the Exchange Act, including Regulation M, which may limit the timing of purchases and sales of the shares by these stockholders. All of the foregoing may affect the marketability of the shares.

         We will pay substantially all of the expenses relating to the registration, offer and sale of the shares of our common stock registered under this prospectus to the public other than commissions or discounts of underwriters, broker-dealers or agents. We also have agreed to indemnify the selling stockholders and certain related persons against any losses, claims, damages or liabilities under the Securities Act of 1933, as amended, that arise out of, or are based upon, any untrue or alleged untrue statement of a material fact or the omission or alleged omission in stating a material fact under this registration statement or prospectus. To the extent that indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons, we have been advised that, in the opinion of the Securities and Exchange Commission, this indemnification is against the public policy as expressed in the Securities Act of 1933, as amended, and is therefore, unenforceable.

                           DESCRIPTION OF SECURITIES

         We are authorized to issue 51,000,000 shares of capital stock, comprised of 50,000,000 shares of our common stock, par value of $.001 per share, and 1,000,000 shares of our preferred stock, par value of $.01 per share. As of April 10, 2002, there were 15,725,263 shares of our common stock outstanding and no shares of our preferred stock outstanding.

Common Stock

         Each holder of our common stock is entitled to one vote for each share held of record on all matters we present for a vote of stockholders, including the election of directors. Holders of our common stock have no cumulative voting rights with respect to election of our directors or any other matter. As a result, the holders of more than 50% of the outstanding shares voted for the election of our directors can elect all the directors.

         All shares of our common stock are entitled to share equally in dividends from legally available funds when, as and if declared by our board of directors. In addition, in the event of our liquidation or dissolution, all shares of our common stock are entitled to share equally in our assets available for distribution to stockholders after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

         Our board of directors, without further approval of our stockholders, is authorized to provide for the issuance of shares of our preferred stock in one or more series. In exercising its powers to provide for preferred stock, the board has the power to fix:

     .   Dividend rights and terms,
     .   Conversion rights,
     .   Voting rights,
     .   Redemption rights,
     .   Liquidation rights and
     .   Other rights and restrictions relating to any series.

         The issuances of shares of our preferred stock, while providing us with flexibility in connection with possible financings, acquisitions and other corporate purposes, could adversely affect the voting power of the holders of our other securities. Also, issuance of preferred stock could, and may, under certain circumstances, have the effect of deterring hostile takeovers or delaying changes in control of our management.

Warrants

         In connection with our private placement in November 1999, we issued warrants to purchase 1,815,625 shares of our common stock to investors in the offering at an exercise price of $2.50 per share, subject to adjustment in certain circumstances. The warrants may be exercised at any time during a period of three years ending on November 17, 2002. We may redeem the warrants on 30 days' prior written notice if certain conditions have been satisfied. The first condition is that our common stock be listed on the Nasdaq SmallCap Market and that the closing sales price of our common stock on the Nasdaq SmallCap Market on all 20 trading days ending on the third trading day prior to the date on which we gave notice of redemption has been at least 200% of the then-effective exercise price of the warrants. The second condition is that the shares of our common stock purchased upon exercise of the warrants may be freely traded under a registration statement filed with, and declared effective by, the Securities and Exchange Commission.

         Under our placement agent agreement and warrant agreement with Whale Securities Co., L.P., dated November 17, 1999, we issued warrants to purchase a total of 640,625 shares of our common stock to Whale Securities. These warrants were exercisable at any time until November 17, 2004 at an initial price of $2.50 per share, subject to adjustment under certain circumstances. In March 2000, Whale Securities made a partial assignment of the warrants it held to four individuals. In March 2001, as a result of anti-dilution adjustments, we agreed with Whale Securities and its assignees to amend the warrant agreement, among other things, to increase the aggregate number of shares of our common stock that can be purchased by exercise of the warrants to 950,000 shares and reduce the exercise price from $2.50 per share to $1.375 per share. In the amendment, Whale Securities and its assignees agreed that we may redeem the warrants if the conditions enabling us to redeem our investors' warrants are met. We have agreed with Whale Securities that immediately prior to the listing of the warrants on the Nasdaq SmallCap Market, a securities exchange or the OTC Bulletin Board, we shall offer the holders of the placement agent warrants the option to exchange these warrants for an equal number of warrants which will be listed with the warrants.

Transfer Agent

         Our transfer agent is American Stock Transfer and Trust Company, 59 Maiden Lane, New York, New York 10038.

                                 LEGAL MATTERS

         The validity of the shares of our common stock offered by selling stockholders will be passed upon by the law firm of Edwards & Angell, LLP, West Palm Beach, Florida.

                                    EXPERTS

         Ernst & Young LLP, independent certified public accountants, have audited our consolidated financial statements at December 31, 2001 and for each of the two years in the period ended December 31, 2001, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on the report of Ernst & Young LLP given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the shares of our common stock offered by this prospectus. This prospectus is part of that registration statement and does not contain all the information included in the registration statement. For further information with respect to our common stock and us, you should refer to the registration statement and its exhibits. Portions of the exhibits have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts or other documents filed as an exhibit to the registration statement, and these statements are hereby qualified in their entirety by reference to the contract or document.

         The registration statement may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Regional Offices at the Commission located in the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 233 Broadway, New York, New York 10279. Copies of those filings can be obtained from the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington,

D.C. 20549 at prescribed rates and may also be obtained from the web site that the Commission maintains at http://www.sec.gov. You may also call the Commission at 1-800-SEC-0330 for more information.

         We file annual, quarterly and current reports and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the Commission's public reference room in Washington, D.C. You can request copies of those documents upon payment of a duplicating fee, by writing to the Securities and Exchange Commission.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Certified Public Accountants.........................  F-2

Consolidated Balance Sheet - December 31, 2001.............................  F-3

Consolidated Statements of Operations - Years ended
     December 31, 2001 and 2000............................................  F-4

Consolidated Statements of Stockholders' Equity
     - Years ended December 31, 2001 and 2000..............................  F-5

Consolidated Statements of Cash Flows - Years ended
     December 31, 2001 and 2000............................................  F-6

Notes to Consolidated Financial Statements - December 31, 2001.............  F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
eDiets.com, Inc.

We have audited the accompanying consolidated balance sheet of eDiets.com, Inc. as of December 31, 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of eDiets.com, Inc. at December 31, 2001 and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.


                                         /s/ ERNST & YOUNG LLP

West Palm Beach, Florida
February 1, 2002

                               EDIETS.COM, INC.
                          CONSOLIDATED BALANCE SHEET
                               December 31, 2001
                                (In thousands)

                                            ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                                            $     1,842
  Accounts receivable, net                                                                     260
  Prepaid advertising costs                                                                    740
  Prepaid expenses and other current assets                                                    327
                                                                                       -----------
Total current assets                                                                         3,169

Restricted cash                                                                                269
Property and equipment, net                                                                  1,104
Intangibles, net                                                                             1,436
Goodwill                                                                                     5,191
Other assets                                                                                    45
                                                                                       -----------
Total assets                                                                           $    11,214
                                                                                       ===========

                            LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable                                                                     $       505
  Accrued liabilities                                                                        2,092
  Current portion of capital lease obligations                                                 133
  Current portion of notes payable                                                           1,521
  Deferred revenue                                                                           2,193
                                                                                       -----------
Total current liabilities                                                                    6,444

Capital lease obligations, net of current portion                                              113
Notes payable, net of current portion                                                          504
Deferred tax liability                                                                         540

Commitments and contingencies

STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value - 1,000 shares authorized, no shares issued and
     outstanding                                                                                 -
  Common stock, $.001 par value - 50,000 shares authorized, 15,503 shares issued
     and outstanding                                                                            16
  Additional paid-in capital                                                                 9,644
  Unearned compensation                                                                         (2)
  Accumulated deficit                                                                       (6,045)
                                                                                       -----------
Total stockholders' equity                                                                   3,613
                                                                                       -----------
Total liabilities and stockholders' equity                                             $    11,214
                                                                                       ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                               EDIETS.COM, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                                                              Year Ended December 31,
                                                            --------------------------
                                                                2001           2000
                                                            -----------    -----------
REVENUE                                                     $    24,371    $    11,434

COSTS AND EXPENSES:

   Cost of revenue                                                2,328            951

   Product development                                              743            238

   Sales and marketing                                           16,630         12,747

   General and administrative                                     3,227          2,795

   Depreciation and amortization                                    663            314
                                                            -----------    -----------
Total costs and expenses                                         23,591         17,045
                                                            -----------    -----------

Income (loss) from operations                                       780         (5,611)

Other (expense) income, net                                         (11)           161

Income tax benefit                                                   25              -
                                                            -----------    -----------

Net income (loss)                                           $       794    $    (5,450)
                                                            ===========    ===========
Earnings (loss) per common share
     Basic                                                  $      0.06    $     (0.41)
                                                            ===========    ===========
     Diluted                                                $      0.05    $     (0.41)
                                                            ===========    ===========

Weighted average common and common equivalent shares
  outstanding
     Basic                                                       13,961         13,215
                                                            ===========    ===========
     Diluted                                                     15,110         13,215
                                                            ===========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                               EDIETS.COM, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                (In thousands)

                                                   COMMON STOCK        ADDITIONAL                                       TOTAL
                                                -------------------     PAID-IN        UNEARNED      ACCUMULATED     STOCKHOLDERS'
                                                  SHARES     AMOUNT     CAPITAL     COMPENSATION      DEFICIT           EQUITY
                                                -----------------------------------------------------------------------------------
Balance at January 1, 2000                        12,645     $  13      $   7,195      $     (7)      $     (1,389)    $    5,812
  Stock options granted                                -         -            178            (8)                 -            170
  Stock options vested or forfeited                    -         -              -             6                  -              6
  Common stock issued as penalty shares              908         1             (1)            -                  -              -
  Receivable from stockholder forgiven                 -         -            (93)            -                  -            (93)
  Common stock issuance and registration costs         -         -           (139)            -                  -           (139)
  Net loss                                             -         -              -             -             (5,450)        (5,450)
                                                ---------------------------------------------------------------------------------
Balance at December 31, 2000                      13,553     $  14      $   7,140      $     (9)      $     (6,839)    $      306
  Common stock issued in connection
     with acquisition of DietSmart                 1,917         2          2,030             -                  -          2,032
  Stock options issued in connection
     with acquisition of DietSmart                     -         -            314             -                  -            314
  Stock options and warrants granted                   -         -            191             -                  -            191
  Stock options vested or forfeited                    -         -              -             7                  -              7
  Stock options and warrants exercised                33         -             19             -                  -             19
  Common stock registration costs                      -         -            (50)            -                  -            (50)
  Net income                                           -         -              -             -                794            794
                                                ---------------------------------------------------------------------------------
Balance at December 31, 2001                      15,503     $  16      $   9,644      $     (2)      $     (6,045)    $    3,613
                                                =================================================================================

  The accompanying notes are an integral part of these consolidated financial statements.

                               EDIETS.COM, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In thousands)

                                                                                     Year Ended December 31,
                                                                          ---------------------------------------
                                                                                 2001                  2000
                                                                          -----------------      ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                                          $         794         $       (5,450)
Adjustments to reconcile net income (loss) to net cash provided by
   (used in) operating activities:
   Depreciation                                                                      531                    314
   Amortization of intangibles                                                       132                      -
   Provision for bad debt and sales returns                                           29                     34
   Stock based compensation                                                          198                    212
   Deferred tax benefit                                                              (50)                     -
   Changes in operating assets and liabilities:
       Accounts receivable                                                           396                   (564)
       Prepaid expenses and other current assets                                     (14)                  (809)
       Restricted cash                                                              (121)                  (101)
       Other assets                                                                  (42)                     -
       Accounts payable and accrued liabilities                                     (261)                   982
       Deferred revenue                                                              519                    900
                                                                           -------------         --------------
Net cash provided by (used in) operating activities                                2,111                 (4,482)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment                                                 (538)                  (510)
Cash paid for acquisition, net of cash acquired of $145                             (689)                     -
                                                                           -------------         --------------
Net cash used in investing activities                                             (1,227)                  (510)

CASH FLOWS FROM FINANCING ACTIVITIES:
Common stock registration costs                                                      (50)                  (150)
Proceeds from exercise of stock options                                               19                      -
Repayment of capital lease obligations                                               (98)                   (54)
                                                                           -------------         --------------
Net cash used in financing activities                                               (129)                  (204)
                                                                           -------------         --------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                 755                 (5,196)
Cash and cash equivalents, beginning of year                                       1,087                  6,283
                                                                           -------------         --------------
Cash and cash equivalents, end of year                                     $       1,842         $        1,087
                                                                           =============         ==============
SUPPLEMENTAL CASH FLOW INFORMATION
  Cash paid for:
     Interest                                                              $          57         $           15
                                                                           =============         ==============
     Income taxes                                                          $          25         $            -
                                                                           =============         ==============

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND
  FINANCING ACTIVITIES
Equipment acquired under capital leases                                    $         179         $           55
                                                                           =============         ==============
Receivable from stockholder charged to equity                              $           -         $           93
                                                                           =============         ==============


      The accompanying notes are an integral part of these consolidated financial statements.

                               EDIETS.COM, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 2001

1.   ORGANIZATION

eDiets.com, Inc. (the Company) was incorporated in the State of Delaware on March 18, 1996 for the purpose of developing and marketing an Internet-based diet and nutrition program. In addition to a personalized and regularly updated plan, subscribers to the Company's program can also purchase related items and attend online motivational meetings. The Company markets its program primarily through advertising and other promotional arrangements on the World Wide Web.

In November 2000, the Company entered into a joint venture with Unislim Ireland, Limited, the leading weight loss center business in Ireland, to market the Company's online weight loss programs in Europe, Australia and New Zealand. Under the terms of the joint venture agreement, the Company received a 60% interest in the joint venture primarily in return for the license of its international technology rights to the joint venture. The initial international launch occurred in the United Kingdom in April 2001.

In October 2001, the Company completed the acquisition of DietSmart, Inc. (DietSmart), a privately held Delaware corporation. DietSmart is an online weight-loss service that provides its customers with custom tailored diet programs for a fee. As a result of the acquisition, DietSmart became a wholly owned subsidiary of the Company.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents at December 31, 2001 include U.S. Treasury note securities with a fair value, which approximates cost, of $1,000,000 and a maturity date of January 3, 2002. The Company has classified these investments as held-to-maturity securities and considers the interest rate risk to be low due to the short-term nature of the investments.

RESTRICTED CASH

Restricted cash on the accompanying consolidated balance sheet consists of funds held by financial institutions as collateral for chargebacks related to credit card transactions and as collateral for a letter of credit established pursuant to certain capital lease agreements. Restricted cash at December 31, 2001 includes U.S. Treasury note securities with a fair value, which approximates cost, of $240,000 and a maturity date of January 2, 2002.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which is approximately three years for equipment and computer hardware and software, including internal use software, approximately seven years for furniture and fixtures and the shorter of the lease term or five years for leasehold improvements.

Expenditures for maintenance and repairs are charged to operations as incurred, while major renewals and betterments are capitalized. The assets and related depreciation are adjusted for asset retirements and disposals with the resulting gain or loss included in operations. Capitalized leases are initially recorded at the present value of the minimum payments at the inception of the lease.

                               EDIETS.COM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

AICPA Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed for or Obtained for Internal Use, requires capitalization of certain costs incurred in connection with developing or obtaining internal use software. Costs capitalized pursuant to SOP 98-1 are included in property and equipment in the accompanying consolidated balance sheet.

In March 2000, the Emerging Issues Task Force (EITF) issued its consensus on Issue No. 00-2, "Accounting for Web Site Development Costs." ("EITF 00-2"). The Company accounts for the development and maintenance of its website in accordance with EITF 00-2.

INTANGIBLES

Intangible assets are being amortized using the straight-line method over periods ranging from two to three years.

EQUITY INVESTMENT

The Company has a 60% interest in a foreign joint venture, eDiets Europe Limited that is accounted for under the equity method of accounting. The investment recorded to date is $0 as it has been limited to the license of the Company's international technology rights. Accordingly, since the Company has not invested any funds, nor is it committed to do so, the Company has not recorded its share of the joint venture's losses since inception. eDiets Europe Limited's losses since inception totaled approximately $300,000 at December 31, 2001. Once the Company makes a cash investment or commitment to the joint venture, the Company will record its share of the losses to date, up to the amount funded.

REVENUE RECOGNITION

The Company offers memberships to the proprietary content contained in its Website. Revenues from customer subscriptions to the Company's program paid in advance are deferred and recognized on a straight-line basis over the period of the subscription. Registration fees paid in advance are deferred and recognized over the expected term of service.

Commission revenue is derived from third party vendors on sales of products and services advertised on the Company's website, while advertising revenue is derived from the sale of advertising on the Company's website. Advertising revenue is recognized in the period the advertisement is displayed, provided that no significant Company obligation remains and collection is probable. Company obligations typically include guarantees of a minimum number of "impressions" or times that visitors to the Company's web site view an advertisement. Amounts received or billed for which impressions have not yet been delivered are reflected as deferred revenue.

Opt-in email revenue is derived from the sale of email addresses of visitors to the Company's web site who have authorized the Company to allow third party solicitations. Revenues from the sale of email addresses are recognized when no significant Company obligation remains and collection is probable.

Companion program revenue is derived from the sale of motivational tapes or compact disks to current members. Revenues from the sales of those products are recognized when the product is shipped.

Revenue by type for the years ended December 31, 2001 and 2000 is as follows (in thousands):

                                                  2001                 2000
                                            ------------------    ----------------
      Membership                             $         22,521      $       10,375
      Advertising and commissions                         972                 688
      Sale of opt-in email addresses                      480                 371
      Companion program                                   398                   -
                                            -----------------     ---------------
                                             $         24,371      $       11,434
                                            =================     ===============

                               EDIETS.COM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

COST OF REVENUE

Cost of revenue consists primarily of internet access and service charges, credit card fees, revenue sharing costs, compensation expenses related to the Company's nutritional staff, and product and shipping costs related to the companion program motivational tapes and compact disks.

STOCK-BASED COMPENSATION

Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, defines a fair value method of accounting for issuance of stock options and other equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. Pursuant to SFAS No. 123, companies are encouraged, but not required, to adopt the fair value method of accounting for employee stock-based transactions. Companies are also permitted to continue to account for such transactions under Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, but are required to disclose in a note to the financial statements pro forma net income amounts as if the Company had applied the fair value method of accounting.

The Company accounts for employee stock-based compensation under APB No. 25 and has complied with the disclosure requirements of SFAS No. 123.

In March 2000, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation" ("FIN 44"), which contains rules designed to clarify the application of APB No. 25 and was effective on July 1, 2000. Adoption of FIN 44 had no material impact on the Company's financial position, results of operations or cash flows.

LONG-LIVED ASSETS

The Company accounts for long-lived assets pursuant to SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management reviews long-lived assets and the related intangible assets for impairment whenever events or changes in circumstances indicate the assets may be impaired. An impairment loss is recorded when the net book value of the assets exceeds their fair value, as determined by projected undiscounted future cash flows.

INCOME TAXES

The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes. Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is recorded when it is more likely than not that some portion or all of a deferred tax asset will not be realized.

ADVERTISING EXPENSE

The Company expenses advertising costs as incurred. Advertising expenses incurred for the years ended December 31, 2001 and 2000 totaled approximately $14,253,000 and $11,689,000, respectively.

At December 31, 2001, the Company had approximately $740,000 of prepaid advertising costs representing future communication costs. Such costs are reflected as prepaid advertising costs in the accompanying consolidated balance sheet.

                               EDIETS.COM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

BARTER TRANSACTIONS

Advertising barter transactions are recorded at the estimated fair value of the advertising services received or given. Revenue from barter transactions is recognized when advertising is provided, and services received are charged to expense when used. The Company did not recognize any revenues or expenses related to barter transactions for the years ended December 31, 2001 and 2000. The Company entered into barter transactions that did not result in revenue recognition, because the fair value was not determinable, for approximately 130 million and 110 million impressions on its website for the years ended December 31, 2001 and 2000, respectively.

EARNINGS (LOSS) PER COMMON SHARE

Basic earnings (loss) per common share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed using the weighted average number of common and dilutive potential common shares outstanding during the period. Dilutive potential common shares consist of the incremental common shares issuable upon exercise of stock options and warrants (using the treasury stock method).

CONCENTRATIONS OF CREDIT RISK

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, including investments, accounts receivable from credit card transaction processing companies, and receivables from third parties related to advertising, ecommerce, and opt-in email revenue. The Company has policies that limit its investments as to maturity, liquidity, credit quality, concentration and diversification of issuers and types of investments. The credit risk associated with cash and cash equivalents and credit card receivables is considered low due to the credit quality of the financial institution and issuers. The Company performs credit evaluations of the third parties from which advertising, ecommerce, and opt-in email revenue is earned and generally does not require collateral. The Company maintains allowances for potential credit losses for such event.

COMPREHENSIVE INCOME (LOSS)

There was no difference between the Company's net income (loss) and its total comprehensive income (loss) for the periods presented.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

Certain reclassifications of the prior year's consolidated financial statements have been made to conform to the current year's presentation.

3.   ACCOUNTS RECEIVABLE

Accounts receivable are shown in the accompanying consolidated balance sheet net of an allowance for doubtful accounts of approximately $17,000 at December 31, 2001.

                               EDIETS.COM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

4.   PROPERTY AND EQUIPMENT

Property and equipment consists of the following (in thousands):

      Office and computer equipment                       $       1,153
      Software                                                      816
      Furniture and fixtures                                        122
      Leasehold improvements                                         49
                                                          -------------
                                                                  2,140
      Less accumulated depreciation and amortization             (1,036)
                                                          -------------
                                                          $       1,104
                                                          =============

Software includes approximately $672,000 of costs associated with internal-use software projects and website development that have been capitalized pursuant to SOP 98-1 and EITF 00-2 as of December 31, 2001. Included in property and equipment is equipment under capital leases of approximately $400,000 as of December 31, 2001, less accumulated amortization of approximately $170,000. Depreciation expense includes amortization of equipment under capital leases.

5.   ACQUISITION OF DIETSMART

On October 19, 2001, the Company acquired all of the outstanding capital stock of DietSmart. DietSmart is an online weight-loss service that provides its customers with custom tailored diet programs for a fee. As a result of the acquisition, DietSmart became a wholly owned subsidiary of the Company. The primary reason for the acquisition was to accelerate revenue growth and positive cash flow by consolidating the two largest companies in the online diet industry and to better position the combined company against traditional brick-and-mortar competitors.

Upon consummation of the merger, each holder of (1) DietSmart common stock, (2) DietSmart preferred stock, and (3) certain DietSmart stock options was entitled to receive 0.1657105 shares of the Company's common stock and $0.207138 in cash for each share of DietSmart common stock, preferred stock or stock options owned, for an aggregate merger consideration of 2,000,004 shares of the Company's common stock, valued at $2.0 million based on the average closing price of the stock in the days immediately preceding and following the announcement of the transaction, ("Share Consideration") (see Note 8) and $2.5 million of cash ("Cash Consideration"). The Company also issued a total of 329,724 stock options with an aggregate fair value of approximately $226,000 in exchange for all of the outstanding DietSmart stock options. The Cash Consideration is payable in five equal installments with a quarterly compounded interest rate of 6%. The first payment of Cash Consideration was due upon the surrender of the DietSmart stock certificates to the exchange agent, the second payment is due April 30, 2002, the third payment is due July 30, 2002, the fourth payment is due October 30, 2002 and the final payment is due January 30, 2003. From the initial Cash Consideration payment, $100,000 of $500,000 was, and $100,000 of each remaining $500,000 Cash Consideration installment payment will be, delivered into an escrow account, and the Company will retain 10,000 shares of its common stock that would otherwise be deliverable to each of three DietSmart founders, until the final disposition of pending litigation between DietSmart and certain third parties. In connection with the acquisition, the former DietSmart shareholders agreed to assume full liability for this pending litigation.

The acquisition was accounted for under the purchase method of accounting in accordance with SFAS No. 141. The results of operations of DietSmart have been included in the Company's financial statements for periods subsequent to October 19, 2001. The Company allocated the cost of the acquisition to the assets acquired and the liabilities assumed based on their estimated fair values. The excess of the cost over the fair value of net assets acquired of approximately $5.2 million has been reflected as goodwill and is not expected to be deductible for income tax purposes.

A summary of the purchase price for the acquisition is as follows (in thousands):

      Cash                                                   $         2,500
      Common stock                                                     2,032
      Fair value of stock options                                        314
      Forgiveness of note receivable                                      51
      Deferred tax liability                                             590
      Direct acquisition costs                                           372
                                                             ---------------
      Total purchase price                                   $         5,859
                                                             ===============

                               EDIETS.COM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The purchase price was allocated as follows (in thousands):


      Current assets acquired                                $      221
      Property and equipment                                        147
      Non-current assets acquired                                     3
      Liabilities acquired                                       (1,271)
      Goodwill                                                    5,191
      Intangibles                                                 1,568
                                                             ----------
      Total                                                  $    5,859
                                                             ==========

Intangibles acquired consist of the following (in thousands):

      Email address list                                     $      838
      Developed technology                                          338
      Trademarks and trade names                                    392
                                                             ----------
                                                                  1,568
      Less accumulated amortization                                (132)
                                                             ----------
                                                             $    1,436
                                                             ==========


Intangibles are being amortized using the straight-line method over periods ranging from two to three years with a weighted average of 2.5 years.

The following presents the pro forma results of the Company for the years ended December 31, 2001 and 2000 as if the acquisition had occurred at the beginning of each of the respective periods (in thousands). Pro forma results are not necessarily indicative of actual results.

                                                          2001                  2000
                                                    ------------------   --------------------
      Revenues                                      $          27,927    $            11,627
      Net loss                                                 (1,110)               (10,507)
      Diluted loss per common share                 $           (0.07)   $             (0.69)
      Weighted average common shares outstanding               15,489                 15,132

6.  ACCRUED LIABILITIES

Accrued liabilities consist of the following (in thousands):

      Advertising                                              $     1,287
      Accrued compensation and employee benefits                       392
      Professional fees                                                 88
      Other                                                            325
                                                               -----------
                                                               $     2,092
                                                               ===========

7.   EMPLOYEE BENEFIT PLAN

The Company maintains a defined contribution benefit plan (401(k) salary deferral program) covering substantially all employees. Employees may elect to contribute to the plan amounts not to exceed a specified percentage of annual compensation, subject to the current limit imposed by Internal Revenue Service guidelines. The Company, at its discretion, may match the participant's contributions at a specified percentage, limited by a stated maximum amount. An unrelated investment company administers the assets of the plan. The total employer contributions charged to expense were approximately $40,000 and $20,000 in 2001 and 2000, respectively.

                               EDIETS.COM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

8.   STOCKHOLDERS' EQUITY

On July 24, 2001, the Company's Certificate of Incorporation was amended to increase the number of authorized shares of common stock from 20,000,000 to 50,000,000 shares. The Company's current capital structure consists of 50,000,000 authorized shares of common stock, with a par value of $0.001 per share, and 1,000,000 shares of preferred stock, with a par value of $0.01 per share.

COMMON STOCK

In December 1999, the Company completed an equity private placement, pursuant to which the Company sold 145.25 units, each unit consisting of 25,000 shares of common stock and 12,500 warrants, each to purchase one share of common stock at an exercise price of $2.50 per share, subject to adjustment in certain events. The warrants are exercisable through November 2002 and are redeemable at the option of the Company upon the occurrence of certain events. In connection with the transaction, a total of 640,625 warrants, each to purchase one share of common stock at an exercise price of $2.50 per share, were issued to the placement agent. The quantity and price of such warrants were subject to adjustment in certain events. On March 28, 2001 an adjustment was made to the quantity and price of the placement agent warrants. Under the terms of the modified warrant agreement, the placement agent and its designees now hold 950,000 warrants, each to purchase one share of common stock at an exercise price of $1.38 per share. Such warrants remain exercisable through November 2004 and under the modified agreement are now redeemable at the option of the Company upon the occurrence of certain events. The excess of the fair value of the new warrants over the value of the original warrants at the date of modification was charged to equity in the first quarter of 2001.

The issuance costs related to the private placement, including the fair value of the placement agent warrants, and related registration costs, have been treated as a reduction of the proceeds from the transaction and charged directly to equity.

In June 2001, an investor exercised 22,244 placement agent warrants pursuant to the cashless exercise feature of the warrants, resulting in the issuance of 4,462 shares of common stock. No proceeds were received by the Company in connection with the exercise.

In November 1999, the Company issued 82,500 warrants to an advertising agency with an exercise price of $2.00 per share in exchange for services. The warrants are fully vested and are exercisable through November 2002. In connection with this transaction, approximately $76,000 was recognized as sales and marketing expense in the accompanying consolidated statement of operations for the year ended December 31, 2000.

In connection with the private placement financing discussed above, the Company agreed to issue to investors in the private placement an aggregate of 907,813 shares of common stock in the event that the Company's Registration Statement on Form SB-2 had not become effective and its common stock listed for trading on the Nasdaq Small Cap Market by May 17, 2000. The Company issued those shares in June 2000 since the common stock was not yet listed on the Nasdaq Small Cap Market. No proceeds were received in connection with the issuance of the shares.

In January 2001, the Company entered into a consulting agreement whereby the consultant is to work with management to strategize and coordinate all public, media and investor relations efforts for the Company for a one-year period. As compensation to the consultant, the Company issued 400,000 warrants with an exercise price of $0.75 per share. The warrants had immediate vesting and are exercisable through January 2004. The fair value of the warrants totaled approximately $158,000, which was recognized as consulting expense in the accompanying consolidated statement of operations for the year ended December 31, 2001.

In connection with the acquisition discussed in Note 5, a total of 1,916,723 shares of the Company's common stock and 83,281 options, each to purchase one share of common stock at an exercise price of $0.01 per share, were issued in exchange for all of the outstanding capital stock of DietSmart.

                               EDIETS.COM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

At December 31, 2001, common shares reserved for future issuance are as follows:

     Stock Options                       4,098,488
     Warrants                            3,225,881
                                        -----------
     Total                               7,324,369
                                        ===========

STOCK OPTIONS

In May 1996, the Company adopted the "Startup Equity Program" (the Startup Program), pursuant to which the Company granted non-qualified stock options to certain employees and consultants during the company's start-up phase. Options granted under the Start-up Program are exercisable over a five or ten-year period from the date of grant at an exercise price of $0.01 per share and are fully vested. In addition, through the first half of 1999, the Company granted additional stock options to certain employees and non-employees, which were issuable at the discretion of the Company's Board of Directors. All such additional options are exercisable over a five or ten-year period from the date of grant at an exercise price of $0.01 per share and are fully vested. A total of 917,716 options were granted under these programs, of which 821,943 options remained outstanding as of December 31, 2001.

In July 1999, the Company granted an aggregate of 159,993 options to a key employee exercisable over a period of ten years at an exercise price of $2.00 per share. At December 31, 2001 the options had fully vested.

In November 1999, the Company adopted the eDiets.com, Inc. 1999 Stock Option Plan (the Plan). The Plan, as amended, provides for the grant of incentive stock options and non-qualified stock options to purchase up to 2,730,000 shares (increased to 5,000,000 in 2001, subject to shareholder approval) of the Company's common stock to employees, directors and consultants to the Company. Options granted to employees under the Plan generally vest ratably over a two-year period and expire five years from the date of grant. The Plan also provides for the automatic issuance of options to non-employee directors of the Company on an annual basis. Such options have an exercise price equal to the fair market value of the underlying common stock at the grant date and are fully exercisable on the date of grant for a period of up to ten years. Through December 31, 2001, 3,848,457 options have been granted under the Plan, of which 3,084,052 remained outstanding as of December 31, 2001.

During 2000, certain options granted to employees were at an exercise price lower than the estimated fair market value of the underlying common stock at the grant date. Compensation expense has been recognized pro-rata on a straight-line basis for the excess of the estimated fair market value over the exercise price and totaled approximately $7,000 and $24,000 for the years ended December 31, 2001 and 2000, respectively.

During 2001, a total of 29,000 stock options were exercised by the holders, resulting in proceeds of approximately $19,000 to the Company.

                               EDIETS.COM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

A summary of the activity relating to the Company's stock options for the years ended December 31, 2001 and 2000 is presented below (shares in thousands):

                                                               2001                             2000
                                                  -----------------------------    -----------------------------
                                                                     Weighted                         Weighted
                                                                     Average                          Average
                                                                     Exercise                         Exercise
                                                    Shares            Price          Shares            Price
                                                  -----------------------------    -----------------------------
Outstanding at beginning of year                        2,722     $    1.27             1,770      $    1.06
Granted                                                 1,638          1.17             1,458           1.74
Exercised                                                 (29)         0.66                 -              -
Forfeited                                                (233)         1.40              (506)          1.88
                                                  ------------                     -----------
Outstanding at end of year                              4,098          1.23             2,722           1.27
                                                  ============                     ===========

Options exercisable at end of year                      2,858     $    1.21             1,996      $    1.12
                                                  =============================    =============================

Weighted average exercise price of options
         granted during the year:
      Issued at market price                                      $    1.26                        $    1.72
                                                                  =============                    =============
      Issued below market price                                   $    0.08                        $    2.00
                                                                  =============                    =============
Weighted average fair value of options granted
         during the year:
      Issued at market price                                      $    0.64                        $    0.83
                                                                  =============                    =============
      Issued below market price                                   $    1.22                        $    1.45
                                                                  =============                    =============

The following table summarizes information about stock options outstanding at December 31, 2001 (shares in thousands):

                           Options Outstanding                                          Options Exercisable
                    -----------------------------------------------------      --------------------------------------
                                       Weight Average         Weighted                                  Weighted
     Range Of        Outstanding At      Remaining            Average           Exercisable At          Average
     Exercise         December 31,    Contractual Life        Exercise           December 31,           Exercise
      Prices              2001           (In Years)            Price                 2001                Price
-------------------------------------------------------------------------      --------------------------------------
  $0.01 to 0.03             919             4.8         $       0.01                   919       $        0.01
   0.27 to 0.77             180             3.3                 0.67                   122                0.62
   0.91 to 1.21             276             4.4                 1.06                    31                1.05
   1.23 to 1.72           1,184             3.5                 1.29                   331                1.35
   1.85 to 2.50           1,539             2.9                 2.00                 1,455                1.99
                    -----------------                                          -----------------
                          4,098             3.6                 1.23                 2,858                1.21
                    =================                                          =================

Pro forma information is required by SFAS No. 123 and has been determined as if the Company had accounted for its stock-based compensation plans under the fair value method. The fair value of each option grant was estimated at the date of grant using the Black-Scholes option-pricing model for 2001 and 2000 grants with the following weighted average assumptions: expected volatility factor of 60%, risk free interest rates of 4.2% for 2001 and 6.2% for 2000; dividend yield of 0%; and expected life of 4.0 years. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Because the determination of the fair value of the Company's options is based on the assumptions described above, and because additional option grants are expected to be made in future periods, this pro forma information is not likely to be representative of the pro forma effects on reported net income or loss for future years.

                               EDIETS.COM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The Company's pro forma information for the years ended December 31, 2001 and 2000 is as follows (in thousands, except per share data):

                                                         2001               2000
                                                     -------------     --------------
      Net income (loss)-as reported                  $         794     $       (5,450)
                                                     =============     ==============
      Pro forma net loss                             $        (205)    $       (5,947)
                                                     =============     ==============
      Basic earnings (loss) per share
          As reported                                $        0.06     $        (0.41)
                                                     =============     ==============
          Pro forma                                  $       (0.01)    $        (0.45)
                                                     =============     ==============
      Diluted earnings (loss) per share
          As reported                                $        0.05     $        (0.41)
                                                     =============     ==============
          Pro forma                                  $       (0.01)    $        (0.45)
                                                     =============     ==============

9.   COMMITMENTS, CONTINGENCIES AND RELATED PARTY TRANSACTIONS

The Company leases its office spaces under non-cancelable operating leases, which expire through September 2006. The Company also leases certain office and computer equipment under non-cancelable capital leases expiring through 2006. Commitments for minimum rentals under non-cancelable leases at the end of 2001 are as follows (in thousands):

                                                    Capital       Operating
                                                    Leases         Leases
                                                 -------------  -------------

       2002                                      $         160  $         272
       2003                                                 87            186
       2004                                                 31            177
       2005                                                  9            142
       2006                                                  6            121
                                                 -------------  -------------
       Total minimum lease payments                        293  $         898
                                                                =============
       Less amount representing interest                   (47)
                                                 -------------
       Present value of minimum lease payments   $         246
                                                 =============

Rental expense under operating leases was approximately $106,000 and $46,000 for the years ended December 31, 2001 and 2000, respectively.

In July 2001, the Company entered into a lease agreement for office space in Deerfield Beach, Florida. In accordance with this lease, the landlord retains a lien and security interest in all property within the building, including all furniture and equipment, to secure payments for all rents arising under the lease.

From time to time, the Company may be subject to legal proceedings and other claims in the ordinary course of its business. The Company is not currently party to any litigation, the outcome of which management believes would have a material adverse effect on its business or operations.

The Company has online advertising commitments with major Internet portals totaling approximately $308,000 over the next twelve months.

The Company has an irrevocable standby letter of credit from a bank in the amount of $200,000 that expires in January 2003. The letter of credit is collateralized by certain cash equivalents and is being used to guarantee the obligations under capital leases for computer servers. As of December 31, 2001, the Company had approximately $141,000 in leased equipment against the letter of credit.

                               EDIETS.COM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

During the second half of 1999, the Company advanced approximately $88,000 to its majority stockholder. These advances were represented by a note receivable entered into on February 22, 2000, which bore interest at 7% per annum and was due on March 1, 2001. During the third quarter of 2000, the Company forgave the note receivable and accrued interest totaling approximately $93,000. The forgiveness of the note has been charged to equity.

During 2000 and 2001, a member of the Company's Board of Directors provided consulting services to the Company beyond his duties as a director. As compensation for these services, in September 2000 and June 2001 the Company granted the director vested options to purchase 50,000 and 25,000 shares of common stock at an exercise price of $1.87 and $1.38 per share, respectively. Compensation expense of approximately $54,000 and $20,000 has been recognized for the fair value of the options and is reflected in general and administrative expenses in the accompanying consolidated statements of operations for the years ended December 31, 2000 and 2001, respectively. Additionally, the director earned royalties of approximately $19,000 for the year ended December 31, 2001 related to sales of the Company's companion program, of which approximately $1,500 and $ 17,500 had been paid and accrued, respectively.

In January 2001, the Company engaged a consultant, who is a partner with one of the Company's directors in an unrelated business, to work with management for a one-year period to strategize and coordinate public and investor relations efforts for the Company. As compensation, the Company issued to the consultant 400,000 warrants with an exercise price of $0.75 per share. The fair value of the warrants totaled $158,000, which was recognized as consulting expense in the accompanying consolidated statement of operations for the year ended December 31, 2001.

10.       INCOME TAXES

The components of the income tax benefit for the year ended December 31, 2001 are as follows (in thousands):

      Current tax expense                    $     25
      Deferred tax benefit                        (50)
                                             --------
      Total                                  $    (25)
                                             ========

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred income taxes as of December 31, 2001 are as follows (in thousands):


      Deferred tax assets:
         Net operating loss carryforwards                       $         3,191
         Deferred compensation                                              578
         Allowance for doubtful accounts and sales returns                   32
         Accrued expenses                                                    73
         Other                                                                7
                                                                ----------------
                                                                          3,881
      Valuation allowance                                                (3,719)
                                                                ----------------
      Total deferred tax assets..                                           162

      Deferred tax liabilities:
         Depreciation and amortization                                     (162)
         Identifiable intangibles                                          (540)
                                                                ----------------
      Total deferred tax liabilities                                       (702)

                                                                ----------------
      Net deferred income taxes                                 $          (540)
                                                                ================

                               EDIETS.COM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

SFAS No. 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all evidence, both positive and negative, management has determined that an approximately $3,719,000 valuation allowance at December 31, 2001 is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The change in the valuation allowance for the years ended December 31, 2001 and 2000 was an increase of approximately $1,266,000 and $2,094,000, respectively, resulting primarily from the net operating losses generated during the periods.

The Company has incurred net losses since inception. At December 31, 2001, the Company had approximately $8,481,000 in net operating loss carryforwards for U.S. federal income tax purposes that expire in various amounts through 2020. Although the Company has not completed the required study, it is likely that the Company has experienced a change in control, as defined under Section 382 of the Internal Revenue Code. As a result, the utilization of the Company's net operating loss carryforwards may be limited on an annual basis and could expire unused.

The reconciliation of income tax computed at the U.S federal statutory rate to income tax expense (benefit) for the years ended December 31, 2001 and 2000 is as follows:


                                                  2001           2000
                                               ------------------------------

     Tax at U.S. statutory rate                     34.00  %      (34.00) %
     State taxes, net of federal benefit             3.87          (3.61)
     Non-deductible items                            2.53           0.22
     Changes in valuation allowance                (46.60)         37.39
     Other                                           2.98              -
                                               ------------------------------
                                                    (3.22) %           -  %
                                               ==============================

11.  EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings
(loss) per common share for the years ended December 31, 2001 and 2000 (in thousands, except per share information):

                                                                       2001              2000
                                                                  -------------      -------------
          Basic earnings (loss) per common share:
          Net income (loss)                                       $         794      $      (5,450)
                                                                  =============      =============
          Weighted average common shares outstanding                     13,961             13,215
                                                                  =============      =============
          Basic earnings (loss) per common share                  $        0.06      $       (0.41)
                                                                  =============      =============

          Diluted earnings (loss) per common share:
          Net income (loss)                                       $         794      $      (5,450)
                                                                  =============      =============
          Weighted average common shares outstanding                     13,961             13,215
          Effect of dilutive potential common shares:
             Stock options and warrants                                   1,149                  -
                                                                  -------------      -------------
          Adjusted weighted average shares and assumed
              conversions                                                15,110             13,215
                                                                  =============      =============
          Diluted earnings (loss) per common share                $        0.05      $       (0.41)
                                                                  =============      =============

                               EDIETS.COM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

12.  RECENT ACCOUNTING PRONOUNCEMENTS

In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). This bulletin summarizes certain views of the staff of the Securities and Exchange Commission on applying generally accepted accounting principles to revenue recognition in financial statements. The staff of the Securities and Exchange Commission believes that revenue is realized or realizable and earned when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the seller's price to the buyer is fixed or determinable; and collectibility is reasonably assured. In June 2000, the Staff issued Staff Accounting Bulletin No. 101B, "Second Amendment: Revenue Recognition in Financial Statements," ("SAB 101B"). SAB 101B delayed the implementation of SAB 101 until the fourth quarter of the Company's fiscal year 2000. The adoption of SAB 101, as amended, did not have a material impact on the Company's financial position, results of operations or cash flows.

As of January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") which was issued in June 1998, and its amendments Statements 137, Accounting for Derivative Instruments and Hedging Activities -Deferral of the Effective Date of FASB Statement No. 133 and 138, Accounting for Derivative Instruments and Certain Hedging Activities issued in June 1999 and June 2000, respectively (collectively referred to as SFAS 133). The Statement requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The adoption of SFAS 133 did not have a material impact on the Company's financial position, results of operations or cash flows.

In July 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, "Business Combinations", and No. 142, "Goodwill and Other Intangible Assets", effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives. The Company adopted Statement No. 141 effective July 1, 2001 and SFAS No. 142 as of January 1, 2002. The Company performed the transitional impairment test required under SFAS No. 142 and has determined that no impairment of its goodwill exists. As such, there was no impact on the adoption of SFAS No. 142 on the Company's financial position, results of operations or cash flows.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
Article XVIII of the Bylaws of Olas, Inc. (n/k/a eDiets.com, Inc., the "Company") provides for indemnification by the Company of all persons whom the Company is empowered to indemnify pursuant to Section 145 to the full extent permitted by Section 145.

         Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Certificate of Incorporation provides for such limitation of liability.

         The Company has obtained directors and officers insurance providing indemnification for certain of the Company's directors, officers and employees for certain liabilities.

         The Company is also a party to indemnification agreements with each of its directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses payable by the Company in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholders. All of the amounts shown are estimates, except for the SEC registration fees.

SEC Registration Fee                                                                       $   115.10
Printing and Engraving Expenses*                                                                5,000
Accounting Fees and Expenses*                                                                  10,000
Legal Fees and Expenses*                                                                       20,000
Fees and Expenses for Qualification Under State Securities Laws*                                3,500
Miscellaneous*                                                                                  1,500
                                                                                           ----------

TOTAL                                                                                      $40,115.10
                                                                                           ==========

*Estimated

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         In January and February 1999, eDiets, Inc., which we acquired in November 1999 ("Original eDiets"), granted options to purchase an aggregate of 163,428 shares of common stock at an exercise price of $0.01 per share to three employees in consideration of their employment that expire after five years. The grant of these options was exempt from the registration requirements of the Securities Act pursuant to Section 4(2)("Section 4(2)") of the Securities Act of 1933, as amended (the "Securities Act") and Rule 701 under the Securities Act ("Rule 701"). By virtue of their relationship to Original eDiets, the employees had access to all available information regarding Original eDiets. In addition, the grant of the options to each employee was made pursuant to a written compensatory benefit plan or contract relating to compensation as required under Rule 701 to claim an exemption from registration.

         In July 1999, Original eDiets granted an option to purchase 159,993 shares of common stock at an exercise price of $2.00 per share to its Chief Technology Officer, Steven Johnson, as compensation for his services to Original eDiets that expires after 10 years. The issuance of the option was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) and Rule 701. By virtue of his relationship to Original eDiets, Mr. Johnson had access to all available information regarding Original eDiets. In addition, we granted the option to Mr. Johnson pursuant to a written compensatory benefit plan or contract relating to compensation as required under Rule 701 to claim an exemption from registration.

         In November 1999, we issued an option to purchase 32,500 shares of our common stock to Isaac Kier, our former chief executive officer and a current director, in consideration of services rendered to us in connection with finding, structuring and negotiating the merger with Original eDiets. The option is exercisable at a price of $1.425 per share and expires after five years. The issuance of the options was exempt from the registration requirements of the

Securities Act pursuant to Section 4(2). Mr. Kier is a sophisticated and accredited investor who by virtue of his relationship to us had access to all relevant information regarding us.

         In November 1999, we acquired Original eDiets through the merger of our wholly owned subsidiary, eDiets Acquisition Corp., with and into Original eDiets. Under the terms of the merger agreement, we issued 7,814,065 shares of our common stock to David R. Humble, the sole stockholder of Original eDiets. In connection with this issuance, we claimed an exemption from the registration requirements of the Securities Act pursuant to the provisions of Section 4(2) as a transaction by an issuer not involving any public offering. Mr. Humble had access to all relevant information relating to us and represented that he was acquiring the shares solely for investment purposes.

         In November 1999, we issued 150,000 shares of common stock to Whale Securities Co., L.P., in consideration of its services to us in connection with the merger. In connection with the issuance, we claimed an exemption from the registration requirements of the Securities Act pursuant to Section 4(2) as a transaction by an issuer not involving any public offering. Whale Securities Co., L.P., is a sophisticated and accredited investor and had access to all relevant information relating to us and represented to us that it was acquiring the shares solely for investment purposes.

         In November and December 1999, the Company issued an aggregate of 3,631,250 shares of common stock and warrants to purchase 1,815,625 shares of our common stock to 64 investors, pursuant to the terms of a confidential private placement memorandum dated September 1, 1999 (the "Private Placement"). Each investor warranted and represented to the Company in connection with their subscriptions that they were purchasing the securities for investment and not with a view towards distribution. The offering was conducted without a general solicitation or advertisement, was made solely to accredited investors (as defined in Rule 501 of Regulation D promulgated under the Securities Act) and accordingly, we claimed an exemption from the registration requirements of the Securities Act pursuant to Section 4(2) and Regulation D.

         In connection with the Private Placement, Whale Securities Co., L.P., acted as the placement agent on a best efforts basis. The Company raised gross proceeds of $7,262,500 and paid the placement agent commissions of $726,250.

         In November and December 1999, as additional compensation for acting as the placement agent in the Private Placement, we issued to Whale Securities Co., L.P., warrants to purchase an aggregate of 640,625 shares of our common stock at an exercise price of $2.50 per share that expire after five years. In connection with the issuance, we claimed an exemption from registration under the Securities Act under Section 4(2) as a transaction by an issuer not involving any public offering. Whales Securities Co., L.P., warranted that it was a financially sophisticated and accredited investor with access to all relevant information relating to us and represented to us that it was acquiring the warrants solely for investment purposes.

         In November and December 1999, we issued options to purchase an aggregate of 150,000 shares of our common stock to six members of our board of directors and options to purchase an aggregate of 300,000 shares of our common stock to members of our executive committee in return for service on the board and the committee. The options are exercisable at a price of $2.00 per share and expire after five years. The issuance of the options was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) and Rule 701. By virtue of his relationship to us, each board and committee member had access to all relevant information relating to us. In addition, each grant was made pursuant to a written compensatory benefit plan or contract relating to compensation as required under Rule 701 to claim an exemption from registration.

         In November 1999, we issued a warrant to purchase 82,500 shares of our common stock to our advertising agency, DiMassimo Brand Advertising, Inc., pursuant to an advertising agency agreement, amended in January 2000. The warrant expires in November 2002 and has an exercise price of $2.00 per share. The issuance of the warrant was exempt from the registration requirements of the Securities Act pursuant to Section 4(2). The agency was a sophisticated and accredited investor that had access through its relationship to us to all relevant information about us.

         In November and December 1999, we granted options to purchase an aggregate of 221,500 shares of our common stock at an exercise price of $2.00 per share to 11 officers and employees in consideration of their employment that expire after five years. The issuance of the options was exempt from the registration requirements of the Securities Act, pursuant to Section 4(2) and Rule 701. By virtue of his or her relationship to the Company, each of the optionees had access to all relevant information about us. In addition, each grant was made pursuant to a written compensatory benefit plan or contract relating to compensation as required under Rule 701 to claim an exemption from registration.

         In December 1999, we granted an option to purchase 80,000 shares of our common stock to a consultant in consideration of consulting services at an exercise price of $2.00 per share that expires after five years. The issuance of the option was exempt from the registration requirements of the Securities Act, pursuant to Section 4(2) and Rule 701. The consultant was a sophisticated and accredited investor and by virtue of his relationship to us had access to all relevant information about us. In addition, the option was granted pursuant to a written compensatory benefit plan or contract relating to compensation as provided under Rule 701 to claim an exemption from registration.

         From January through March 2000, we granted options to purchase an aggregate of 139,998 shares of our common stock at an exercise price of $2.00 per share to 12 officers and employees in consideration of their employment that expire after five years. The issuance of the options was exempt from the registration requirements of the Securities Act, pursuant to Section 4(2) and Rule 701. By virtue of his or her relationship to the Company, each of the optionees had access to all relevant information about us. In addition, each grant was made pursuant to a written compensatory benefit plan or contract relating to compensation as required under Rule 701 to claim an exemption from registration.

         In February 2000, the Company granted options to purchase an aggregate of 150,000 shares of our common stock at an exercise price of $2.00 per share to members of its audit committee and compensation committee in consideration of services to be provided to us as committee members. The options expire after five years. The issuance of the options was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) and Rule 701. Each of the members was financially sophisticated and by virtue of his relationship to us had access to all relevant information about us. In addition, each grant was made pursuant to a written compensatory benefit plan or contract relating to compensation as required under Rule 701 to claim an exemption from registration.

         In June 2000, we issued 907,813 shares of common stock to investors in our 1999 private placement. The shares were issued pursuant to the terms of the private placement because our common stock had not been listed for trading on the NASDAQ SmallCap Market by May 17, 2000. 531,250 of the shares were registered on our May 2000 registration statement. 376,563 of the shares were not registered. Each recipient of the unregistered shares was an accredited investor that represented to us in connection with their initial subscriptions that they were purchasing the securities for investment and not with a view to distribution. Accordingly, the issuance of the shares was exempt under Section 4(2) and Regulation D promulgated under the Securities Act.

         During fiscal 2000, we granted stock options, each with a term of five years, to purchase an aggregate of 1,458,298 shares of our common stock to 39 employees, 5 directors and 3 consultants under our 1999 Stock Option Plan at exercise prices ranging from $0.77 to $2.50 per share. The issuance of the options was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) and, as to the grants made prior to May 17, 2000, the date that we became a reporting company under the Exchange Act, Rule 701. By virtue of their relationship to us, each of the optionees had access to all relevant information about us. In addition, each grant that was made prior to May 17, 2000 was made pursuant to a written compensatory benefit plan or contract relating to compensation as required under Rule 701 to claim an exemption from registration.

         In January 2001, we issued a warrant to purchase 400,000 shares of our common stock at an exercise price of $0.75 per share to a consultant, Mallory Factor, Inc., that expires in January 2004. The issuance of the warrant was exempt from the registration requirements of the Securities Act pursuant to
Section 4(2). The consultant was financially sophisticated and accredited investor that had access through its relationship to us to all relevant information about us.

         In March 2001, as a result of anti-dilution adjustments, we issued warrants to purchase 950,000 shares of our common stock at an exercise price of $1.375 per share to Whale Securities Co., L.P., and its assignees to replace the warrants to purchase an aggregate of 640,625 shares of our common stock previously issued to the placement agent. The new warrants expire in November 2004. In connection with the issuance, we claimed an exemption from registration under Section 4(2) as a transaction by an issuer not involving any public offering. Whale

Securities Co., L.P., and its assignees were sophisticated and accredited investors with access to all relevant information relating to us and represented to us that they had acquired the warrants solely for investment purposes.

         During fiscal 2001, we granted stock options to 56 employees, 4 directors and 16 consultants under our 1999 Stock Option Plan to purchase an aggregate of 1,638,409 shares at exercise prices ranging from $0.01 to $1.85 per share that expire after five years. The issuance of the options was exempt from the registration requirements of the Securities Act pursuant to Section 4(2). By virtue of their relationship to us, each of the optionees had access to all relevant information about us.

         In October 2001, we issued 1,916,723 shares of common stock and options to purchase 83,281 shares of our common stock at an exercise price of $0.01 per share as part of the consideration we paid in exchange for all of the outstanding capital stock of DietSmart pursuant to the merger agreement with DietSmart. Each recipient of the unregistered shares represented to us in connection with their exchange that they were purchasing the securities for investment and not with a view to distribution. The offering was conducted without general solicitation or advertisement. Accordingly, the issuance of the shares was exempt under Section 4(2) of the Securities Act and Regulation D thereunder.

         Each certificate that we issued representing the unregistered securities described above bore an appropriate restrictive legend stating that the securities represented by such certificate were not registered under any applicable federal or state securities laws.

ITEM 27.  EXHIBITS.

EXHIBIT NO.   DESCRIPTION OF DOCUMENT
-----------   ----------------------------------------

  2.1 Agreement and Plan of Merger, dated October 1, 2001 by and among eDiets.com, Inc., DietSmart Acquisition Corp., David R. Humble, DietSmart, Inc., Tamara L. Totah, Carlos M. Lopez-Ona and Andrew
              G. Smith (11)

  3.1         Restated Certificate of Incorporation (1)

  3.2         By-Laws (1)

  3.3 Certificate of Amendment dated July 24, 2001 to Certificate of Incorporation (7)

  4.1         Form of Investors Warrant (1)

  4.1.1       Warrant dated January 8, 2001 issued to Mallory Factor, Inc. (4)

  4.2 Warrant Certificate dated November 17, 1999 issued to Whale Securities Co., L.P. for 570,625 warrants (1)

  4.2.2 Warrant Certificate dated December 23, 1999 issued to Whale Securities Co., L.P. for 70,000 warrants (1)

  4.3         Form of Registrant's Common Stock Certificate (1)

  4.4         Form of Registration Rights Agreement (1)

  4.5 Warrant Agreement dated November 17, 1999 between Registrant and Whale Securities Co., L.P. (1)

  4.6 Warrant Certificate dated March 28, 2001 issued to Whale Securities Co. LP for 460,634 shares of common stock (7)

  4.7 Warrant Certificate dated March 28, 2001 issued to Matthew A. Gohd for 415,220 shares of common stock (7)

  4.8 Warrant Certificate dated March 28, 2001 issued to Matthew Drillman for 14,829 shares of common stock (7)

  4.9 Warrant Certificate dated March 28, 2001 issued to Renee Russnok for 14,829 shares of common stock (7)

   4.10 Registration Rights Agreement, dated October 19, 2001 by and among eDiets.com, Inc., Tamara L. Totah, Carlos M. Lopez-Ona and Andrew
              G. Smith (10)

   5.1        Legal Opinion of Edwards & Angell, LLP**

   10.1       1999 Stock Option Plan (1)

   10.2       Amendment No. 1 to Stock Option Plan dated August 9, 2000 (2)

   10.3       Amendment No. 2 to Stock Option Plan dated September 18, 2000 (2)

   10.4       Amendment No. 3 to Stock Option Plan dated February 13, 2001 (12)

   10.5       Amendment No. 4 to Stock Option Plan dated October 16, 2001 (12)

   10.6 Employment Agreement dated November 17, 1999 between Registrant and David R. Humble (1)

   10.7 Revised Form of Indemnification Agreement between the Registrant and each of its Directors and Executive Officers (1)

   10.8 Agreement and Plan of Merger and Reorganization dated as of August 30, 1999 among the Registrant, eDiets Acquisition Corp., eDiets.com, Inc. and David R. Humble (1)

   10.9 Form of Indemnification Agreement between the Registrant and each of its Directors and Executive Officers (1)

   10.10 License Agreement dated August 3, 1999 between eDiets, Inc. (formerly eDiets.com, Inc.) and David R. Humble (1)

   10.11 Lease Agreement dated December 2, 1999 between The 3467 Partnership and Registrant (1)

   10.12 Placement Agent Agreement dated November 17, 1999 between the Registrant and Whale Securities Co., L.P. (1)

   10.13 Equipment Lease Agreement between First Sierra Financial, Inc. and Registrant (1)

   10.14 Letter Agreements dated November 1, 1999 and November 9, 1999 between Robert T. Hamilton and Registrant (1)

   10.15 Joint Venture Agreement dated November 28, 2000 between Registrant, Unislim Ireland, Ltd. and eDiets Europe, Ltd. (3)

   10.16 Technology License Agreement dated November 28, 2000 between eDiets British Virgin Islands, Inc. and eDiets Europe, Ltd. (3)

   10.17 Purchase and Sale Agreement dated November 22, 2000 between Registrant and eDiets, BVI, Inc. (3)

   10.18 Agreement for Services dated February 16, 2000 between Registrant and Professional Employee Management, Inc. (3)

   10.19 Sponsorship Agreement dated July 1, 2000 between Registrant and iVillage.com (2)

   10.20 First Amendment dated November 1, 2000 to the Sponsorship Agreement between Registrant and iVillage.com (3) (5)

   10.21 Termination and Release Agreement dated December 1, 2000 between Registrant and iVillage.com (3)

   10.22 Interactive Services Agreement dated November 23, 2000 between Registrant and America Online, Inc. (3) (5)

   10.23 License and Marketing Agreement dated July 19, 2000 between Registrant and Intel Corporation (3)

   10.24 Agreement dated November 3, 2000 between Registrant and Laurel Advisors, L.L.C. (3)

   10.25 Agreement dated March 29, 2001 between the Registrant and Microsoft Corporation (4)(5)

   10.26 Agreement dated March 21, 2001 between the Registrant and LifeMinders, Inc. (4)(5)

   10.27 Agreement dated March 21, 2001 between the Registrant and Sportsline USA, Inc. d/b/a CBS SportsLine.com (4)(5)

   10.28 Agreement dated March 28, 2001 between the Registrant, Whale Securities Co., L.P., Matthew Gohd, Matthew Drillman, Leslie Wilson, Craig Schwabe, and Renee Russnok (4)

   10.29 Agreement dated March 19, 2001 between the Registrant and eUniverse, Inc. (4)(5)

   10.30 Arrangement Letter dated January 29, 2001 between the Registrant and Mallory Factor, Inc. (4)

   10.31 Agreement dated April 4, 2001 between Yahoo! Inc. and the Registrant (6)(7)

   10.32 First Amendment to Content License Agreement dated April 10, 2001 between the Registrant and Yahoo, Inc. (6)(7)

   10.33 Land and building lease agreement dated July 19, 2001 between Realty Income Corporation and Registrant (7)

   10.34 Amendment to Interactive Services Agreement dated May 23, 2001 between the Company and America Online, Inc. (5)(8)

   10.35 Amendment to Master Advertising Agreement dated June 4, 2001 between the Company and Microsoft Corporation (5)(8)

   10.36 Second Amendment to Content License Agreement dated June 25, 2001 between the Company and Yahoo!, Inc. (5)(8)

   10.37 Agreement of Compromise, Settlement, and Mutual Release dated September 28, 2001 between the Company and America Online, Inc.
              (5)(9)

   10.38 Third Amendment to Content License Agreement dated September 25, 2001 between the Company and Yahoo! Inc. (5)(9)

   10.39 Amended Revenue Share Program Agreement dated August 29, 2001 between the Company and eUniverse, Inc. (5)(9)

   10.40 Indemnification Escrow Agreement, dated October 19, 2001 by and among eDiets.com, Inc., DietSmart Acquisition Corp., Tamara L. Totah, Carlos M. Lopez-Ona and Andrew G. Smith (10)

   10.41 Employment Agreement dated October 19, 2001 between the Company and Tamara L. Totah (10)

   10.42 Employment Agreement dated October 19, 2001 between the Company and Carlos M. Lopez-Ona (10)

   10.43 Employment Agreement dated October 19, 2001 between the Company and Andrew G. Smith (10)

   10.44 Tax Liability Letter Agreement dated October 19, 2001 among eDiets.com, Inc., Tamara L. Totah and Carlos M. Lopez-Ona (10)

   10.45 Advertising Agreement between eDiets.com, Inc. and WebMD, Inc. dated January 2, 2002* (6)

   21.1       Subsidiaries of the Registrant*

   23.1       Consent of Ernst & Young LLP, Independent Certified Public
              Accountants*

   23.2       Consent of Edwards & Angell, LLP (included in Exhibit 5.1)**

   24         Power of Attorney (see page II-13)**

_____________

*  Filed herewith.

** To be filed by Amendment.

(1) Incorporated by reference to the Registration Statement on Form SB-2 as filed with the SEC on December 30, 1999 or Amendment No. 1 thereto filed on March 20, 2000 or Amendment No. 2 thereto filed on April 17, 2000 (File No. 333-93971).

(2) Incorporated by reference to the Registrant's Form 10-QSB for the quarterly period ended September 30, 2000 and filed with the SEC on October 30, 2000.

(3) Incorporated by reference to the Registrant's Form 10-KSB for the year ended December 31, 2000 and filed with the SEC on April 2, 2001.

(4) Incorporated by reference to the Registrant's Form 10-QSB for the quarterly period ended March 31, 2001 and filed with the SEC on May 14, 2001.

(5) Confidential treatment requested pursuant to Rule 24B-2 promulgated under the Securities and Exchange Act of 1934, as amended. Confidential portions of this document have been redacted and have been filed separately with the SEC.

(6) Confidential treatment requested pursuant to Rule 406 promulgated under the Securities Act of 1933, as amended. Confidential portions of this document have been redacted and have been filed separately with the SEC.

(7) Incorporated by reference to the Registration Statement on Form SB-2 as filed with the SEC on May 31, 2001 or Amendment No. 1 thereto filed on July 2, 2001 or Amendment No. 2 thereto filed on August 6, 2001 (File No. 333-62046).

(8) Incorporated by reference to the Registrant's Form 10-QSB for the quarterly period ended June 30, 2001 and filed with the SEC on August 8, 2001.

(9) Incorporated by reference to the Registrant's Form 10-QSB for the quarterly period ended September 30, 2001 and filed with the SEC on November 9, 2001.

(10) Incorporated by reference to the Registrant's Form 8-K filed with the SEC on November 2, 2001.

(11) Incorporated by reference to the Registrant's Form 8-K filed with the SEC on October 9, 2001.

(12) Incorporated by reference to the Registrant's Form 10-KSB for the year ended December 31, 2001 and filed with the SEC on March 26, 2002.

ITEM 28.  UNDERTAKINGS.

     The Company hereby undertakes that it will:

     1. File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) Include any additional or changed material information on the plan of distribution.

     2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and authorized registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the city of Deerfield Beach, state of Florida, on April 24, 2002.


                               eDiets.com, Inc.

                               By: /s / David R. Humble
                                   -----------------------------
                                   David R. Humble, Chairman of the Board and
                                   Chief Executive Officer

                       POWER OF ATTORNEY AND SIGNATURES

     We the undersigned officers and directors of eDiets.com, Inc., hereby severally constitute and appoint David R. Humble or Robert T. Hamilton, or either one of them, our true and lawful attorneys and agents, to do any and all acts and things and to execute any and all instruments which said attorneys and agents may deem necessary and advisable to enable eDiets.com, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement, including, specifically, but without limitation, to sign for us in our names in the capacities indicated below, this registration statement, any and all amendments and exhibits to this registration statement, and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby.

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated:

          SIGNATURE                TITLE                                               DATE
          ---------                -----                                               ----
/s/ David R. Humble
-------------------------------
David R. Humble                    Chairman of the Board and Chief Executive Officer   April 24, 2002
                                   (Principal Executive Officer)

/s/ Robert T. Hamilton
-------------------------------
Robert T. Hamilton                 Chief Financial Officer (Principal Financial and    April 24, 2002
                                   Accounting Officer)

/s/ Isaac Kier
-------------------------------
Isaac Kier                         Director                                            April 24, 2002

/s/ Matthew Gohd
-------------------------------
Matthew Gohd                       Director                                            April 24, 2002

/s/ James M. Meyer
-------------------------------
James M. Meyer                     Director                                            April 24, 2002

/s/ Lee S. Isgur
-------------------------------
Lee S. Isgur                       Director                                            April 24, 2002

                                 Exhibit Index

Exhibit
Number                        Exhibit Description

10.45 Advertising Agreement between eDiets.com Inc. and WebMD, Inc dated January 2, 2002

 21.1   Subsidiaries of the Registrant

 23.1   Consent of Ernst & Young LLP